SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.   )

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☐	Soliciting Material under Rule 14a-12

NAVIDEA BIOPHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2023 ANNUAL MEETING OF STOCKHOLDERS

October 5, 2023

Dear Stockholder:

You are cordially invited to join us for the 2023 Annual Meeting of Stockholders of Navidea Biopharmaceuticals, Inc. on November 16, 2023 at 1:00 p.m. Eastern Time. The 2023 Annual Meeting of Stockholders will be a completely virtual meeting conducted via webcast. The matters on the meeting agenda are described in the Notice of 2023 Annual Meeting of Stockholders and proxy statement which accompany this letter.

We hope you will be able join us for the meeting, but regardless of your plans, we ask that you please complete, sign, and date the enclosed proxy card and return it in the envelope provided, or take advantage of the opportunity to vote online or by telephone, so that your shares will be represented at the meeting.

Very truly yours, /s/ John K. Scott, Jr. John K. Scott, Jr. Vice Chairman

NAVIDEA BIOPHARMACEUTICALS, INC.

4995 Bradenton Avenue, Suite 240

Dublin, Ohio 43017

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of NAVIDEA BIOPHARMACEUTICALS, INC.:

The 2023 Annual Meeting of the Stockholders (the “Annual Meeting”) of Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Company”, “we”, “our”, or “us”) will be a completely virtual meeting conducted via webcast on November 16, 2023 at 1:00 p.m. Eastern Time for the following purposes:

1.	To elect one director to serve for a term of three years or until his successor is duly elected and qualified;

2.	To approve in an advisory (non-binding) vote, the compensation of our named executive officers as disclosed in the proxy statement;

3.	To approve in an advisory (non-binding) vote, the frequency of advisory votes on the compensation of our named executive officers;

4.	To approve the Navidea Biopharmaceuticals Inc. 2023 Equity Incentive Plan;

5.

To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of capital stock from 305,000,000 to 605,000,000 and the authorized number of shares of common stock from 300,000,000 to 600,000,000;

6.	To ratify the appointment of Marcum LLP as our independent registered public accounting firm for 2023; and

7.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on September 26, 2023 as the Record Date for the determination of stockholders entitled to notice of and to vote during the Annual Meeting and any adjournment thereof. A list of stockholders will be available for examination by any stockholder during the Annual Meeting and for a period of 10 days before the Annual Meeting at the executive offices of the Company. You will not be able to attend the Annual Meeting in person.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 16, 2023: The proxy statement and annual report to security holders are available at www.proxyvote.com.

We are primarily providing access to our proxy materials over the Internet pursuant to the U.S. Securities and Exchange Commission’s notice and access rules. On or about October 5, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials that will indicate how to access our 2023 proxy statement and 2022 annual report on the Internet and will include instructions on how you can receive a paper copy of the annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.

Whether or not you plan to join us for the Annual Meeting, please complete, sign, and date the enclosed proxy card and return it in the envelope provided, or take advantage of the opportunity to vote your proxy online or by telephone.

By Order of the Board of Directors /s/ John K. Scott, Jr. John K. Scott, Jr. Dublin, Ohio October 5, 2023

TABLE OF CONTENTS

GENERAL INFORMATION	5
PROPOSAL 1 – ELECTION OF DIRECTOR	9
CORPORATE GOVERNANCE	11
PROPOSAL 2 – ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	15
PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF VOTING ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS	16
EXECUTIVE COMPENSATION	17
PROPOSAL 4 – APPROVAL OF 2023 EQUITY INCENTIVE PLAN	31
PROPOSAL 5 – APPROVAL OF AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE AUTHORIZED NUMBER OF SHARES	36
PROPOSAL 6 – RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	38
REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	38
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	40
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	44
DELINQUENT SECTION 16(A) REPORTS	44
GOVERNANCE MATERIALS AVAILABLE ON OUR WEBSITE	45
STOCKHOLDER PROPOSALS	45
OTHER BUSINESS	45
STOCKHOLDERS SHARING AN ADDRESS OR HOUSEHOLDING	45
WHERE YOU CAN FIND MORE INFORMATION	45

NAVIDEA BIOPHARMACEUTICALS, INC.

4995 Bradenton Avenue, Suite 240

Dublin, Ohio 43017

2023 ANNUAL MEETING OF STOCKHOLDERS

November 16, 2023

PROXY STATEMENT

Dated October 5, 2023

GENERAL INFORMATION

Date, Time and Place of Annual Meeting. The 2023 Annual Meeting of the Stockholders (the “Annual Meeting”) of Navidea Biopharmaceuticals, Inc. will be held on November 16, 2023 at 1:00 p.m. Eastern Time. The Annual Meeting will be held on a virtual-only basis with no physical location. You will be able to participate in the virtual meeting online and vote your shares electronically during the meeting. The meeting may be accessed online at www.virtualshareholdermeeting.com/NAVB2023. When prompted, enter your 16-digit control number included in your Notice of Internet Availability of Proxy Materials (the “Notice”), on your proxy card, or on the instructions that accompanied your proxy materials. Questions will not be taken during the meeting, however you may submit questions in advance of the meeting via the Internet at www.proxyvote.com. Questions will be read and addressed during the meeting.

Solicitation. This proxy statement is furnished to the stockholders of Navidea Biopharmaceuticals, Inc., a Delaware corporation (“Navidea,” the “Company,” “we,” “our,” or “us”), in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors”) of proxies to be voted at the Annual Meeting to be held on November 16, 2023 at 1:00 p.m. Eastern Time, and any adjournment thereof. We have elected to furnish proxy materials and our 2022 annual report to many of our stockholders over the Internet as permitted by the rules of the U.S. Securities and Exchange Commission (the “SEC”). On or about October 5, 2023, we mailed to most of our stockholders the Notice containing instructions on how to gain access to our proxy statement and 2022 annual report and how to vote online. A copy of the proxy statement and 2022 annual report are being mailed to all other stockholders on or about October 5, 2023. These proxy materials are also available for viewing on the Internet at www.proxyvote,com. You will need your 16-digit control number to access these materials. The Notice also contains instructions on how you can elect to receive a printed copy of the proxy statement and our 2022 annual report, if you only received a Notice by mail. All expenses in connection with this solicitation of proxies will be paid by us. Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by us may personally solicit proxies. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

You will need the 16-digit control number included on the Notice or your proxy card or on the instructions that accompanied your proxy materials or included in the email to you if you received the proxy materials by email in order to be able to vote your shares during the Annual Meeting. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote or access the list of stockholders as of the Record Date. You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet.

Voting Rights. Stockholders of record at the close of business on September 26, 2023 (the “Record Date”) are entitled to notice of and to vote during the Annual Meeting. As of September 26, 2023, there were 100,084,385 shares of common stock, par value $0.001 per share (“Common Stock”), 2,270 shares of Series G Redeemable Preferred Stock (“Series G Preferred Stock”), 3,596 shares of Series I Convertible Preferred Stock (“Series I Preferred Stock”) outstanding, and 11,000 shares of Series J Convertible Preferred Stock (“Series J Preferred Stock”) outstanding. Each holder of Common Stock of record on the Record Date is entitled to one vote per share held with respect to all matters which may be brought before the Annual Meeting. Holders of Series G Preferred Stock, Series I Preferred Stock and Series J Preferred Stock are not entitled to vote at the Annual Meeting. Whether or not you plan to join us for the Annual Meeting, please carefully review the enclosed proxy statement and then cast your vote, regardless of the number of shares you hold. Stockholders are not entitled to dissenters’ rights of appraisal with respect to the proposals being voted on at this Annual Meeting.

How To Vote. If you are a stockholder of record, you may vote your shares in the following ways:

•        By Telephone. You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 16-digit control number included on your proxy card. Votes submitted by telephone must be received by 11:59 p.m. Eastern Time on November 15, 2023.

•        By Internet. You may vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the 16-digit control number included on your proxy card. Votes submitted through the Internet must be received by 11:59 p.m. Eastern Time on November 15, 2023.

•        By Mail. You may vote by mail by completing, signing and dating the enclosed proxy card and returning it in the enclosed prepaid envelope. Sign your name exactly as it appears on the proxy cards. Votes submitted through the mail must be received by November 15, 2023.

•        During the Annual Meeting. Instructions on how to vote while participating in the Annual Meeting live via the Internet are posted at www.virtualshareholdermeeting.com/NAVB2023.

If you vote via the Internet or by telephone, you do not need to return your proxy card.

If you hold your shares in street name, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee.

Authorization. The shares represented by the accompanying proxy will be voted as directed if the proxy is properly completed, signed, and received by us or otherwise properly voted on the Internet or by telephone. The proxy will be voted at the discretion of the persons acting under the proxy to transact such other business as may properly come before the Annual Meeting and any adjournment thereof. If you are a holder of record and you sign, date, and send in your proxy but do not indicate how you want to vote, your proxy will be voted “For” the director nominated for re-election in Proposal 1, “For” Proposal 2, “2 Years” on Proposal 3, and “For” Proposals 4, 5 and 6.

Revocation. Any stockholder returning the accompanying proxy has the power to revoke it at any time before its exercise by giving notice of revocation to the Company, by duly executing and delivering to the Company a proxy card bearing a later date, or by voting online during the Annual Meeting. Please note, however, if your shares are held of record by a broker, bank, or other nominee and you wish to vote during the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Please note that if your shares are held of record by a bank, broker, or other nominee and you provide instructions to that nominee on a form you received from the nominee, you may revoke or change your voting instructions only by contacting the nominee who holds your shares. You may not vote online during the Annual Meeting unless you obtain a legal proxy from the bank, broker, or other nominee. In such event, your online participation in the Annual Meeting will not, by itself, revoke prior voting instructions.

Tabulation. Under our second amended and restated bylaws (“Bylaws”), the presence, in person or by proxy, of the holders of one-third of the outstanding shares of our capital stock entitled to vote is necessary to constitute a quorum for the transaction of business during the Annual Meeting. Shares represented by signed proxies that are returned to the Company will be counted toward the quorum even if they are marked as “Abstain,” “Against” or “Withhold Authority” on one or more, or all matters, or they are not marked at all. Brokers, banks, or other nominees who hold their customers’ shares in street name, may, under the applicable rules of the exchanges and other self-regulatory organizations of which such brokers, banks, or other nominees are members, sign and submit proxies for such shares and may vote such shares on “routine” matters. We believe that the proposal to ratify the appointment of Marcum LLP (“Marcum”) as our independent registered public accounting firm and the proposal to increase the authorized number of shares are considered “routine” matters and therefore, brokers will have discretionary authority to vote on these proposals. Brokers, banks, or other nominees may not vote on matters considered non-routine without specific instructions from the customer who owns the shares. The remaining proposals to be presented at the Annual Meeting are considered non-routine (i.e., the proposals to elect a director, approve the compensation of our named executive officers and the frequency of voting to approve such compensation, and approve the 2023 Equity Incentive Plan). If you do not instruct your broker how to vote, your broker may not vote your shares with respect to these non-routine proposals. Proxies signed and submitted by brokers, banks, or other nominees that have not been voted on certain matters are referred to as broker non-votes. Such proxies count toward the establishment of a quorum. We encourage you to provide voting instructions to any broker, bank or other nominee that holds your shares by carefully following the instructions provided in the notice from such entity.

Voting Standards

For Proposal 1, under the DGCL and our Bylaws, the election of each director nominee requires the favorable vote of a plurality of all votes cast by the holders of our Common Stock during a meeting for which a quorum is present. Proxies that are marked “Withhold Authority” and broker non-votes will not be counted toward a nominee’s achievement of a plurality and, thus, will have no effect.

For Proposal 2, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote generally on the subject matter is required to approve on an advisory (non-binding) basis the compensation of our named executive officers disclosed in this Proxy Statement. Abstentions will have the same effect as a vote “Against” the proposal. Broker non-votes will not have any effect.

For Proposal 3, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote generally on the subject matter is required to determine on an advisory (non-binding) basis, the frequency of advisory (non-binding) votes on the executive compensation of our named executive officers. The option receiving the most affirmative votes will be the one recommended by the stockholders to our board of directors regarding the frequency of advisory votes on the compensation of our named executive officers. Neither abstentions nor broker non-votes will have an effect on the outcome of the vote.

For Proposal 4 the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter is required to approve the 2023 Equity Incentive Plan. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote “Against” the proposal. Broker non-votes will be disregarded and will have no effect.

For Proposal 5, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the authorized number of shares. Neither abstentions nor broker non-votes will have an effect on the outcome of the vote.

For Proposal 6, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote generally on the subject matter is required to ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote “Against” the proposal. Broker non-votes are disregarded and will have no effect.

Effect of Not Casting Your Vote. If you hold your shares in street name, you should direct your bank, broker or other nominee how to vote the shares held in your account. If you hold your shares in street name and do not instruct your bank, broker, or other nominee how to vote, your bank, broker, or other nominee may generally vote your uninstructed shares on the proposal to ratify the appointment of Marcum as our independent registered public accounting firm and the proposal to approve the increase in the total number of authorized shares of common stock but they are not required to do so.

Virtual Meeting. We will be hosting the Annual Meeting live via the Internet. A summary of the information you need to virtually participate in the Annual Meeting online is provided below:

●	Any stockholder on the record date can attend the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/NAVB2023.

●	Webcast starts at 1:00 p.m. Eastern Time.

●	Online check-in will begin at 12:45 p.m. Eastern Time.

●	Please have the 16-digit number printed in the Notice, the proxy card or on the instructions that accompanied your proxy materials.

●	Stockholders may vote while attending the Annual Meeting on the Internet.

●	Webcast replay of the Annual Meeting will be available at www.virtualshareholdermeeting.com/NAVB2023 beginning November 17, 2023 until November 17, 2024.

Technical assistance accessing or participating in the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log-in page. Technical support will be available starting at 12:45 p.m. Eastern Time on November 16, 2023.

Questions at the Annual Meeting. If you would like to submit a question, you may do so in advance of the Annual Meeting at www.proxyvote.com after logging in with your 16-digit control number.

We ask that you limit your questions to those that are relevant to the Annual Meeting or our business. Questions may not be addressed if they are, among other things, profane, irrelevant to our business, related to pending or threatened litigation, disorderly, or repetitious of statements already made. In addition, questions may be grouped by topic by our management with a representative question read aloud and answered. Questions will be addressed in the Q&A portion of the Annual Meeting, and we may also respond to questions on an individual basis or by posting answers on our website after the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTOR

Nominee for Election as Director

Upon the recommendation of our Compensation, Nominating and Governance (“CNG”) Committee, our Board of Directors has nominated John K. Scott, Jr. for election as a director to serve for a term of three years.

During the Annual Meeting, the director nominee receiving the highest number of votes will be elected as a director to a term of three years expiring in 2026. Only “For” or “Withhold Authority” votes are counted in determining whether a plurality has been cast in favor of a director nominee. You cannot abstain in the election of a director, and broker non-votes are not counted. We have no reason to believe that the nominee will not stand for election or serve as a director. In the event that a nominee fails to stand for election, the proxies will be voted for the election of another person designated by the persons named in the proxy.

Our Board of Directors

Our Board of Directors currently has four directors. Our Board of Directors is divided into three classes of directors, each serving a staggered three-year term and with one class being elected at each year’s annual meeting of stockholders.

Set forth below is current biographical information about our director nominees and continuing directors, including the qualifications, experience and skills that make them suitable for service as a director. Each listed director’s respective experience and qualifications described below led the CNG Committee to conclude that such director is qualified to serve as a member of our Board of Directors.

Nominee for Term Expiring at the 2026 Annual Meeting

John K. Scott, Jr. has served as a director of Navidea since July 2021. Mr. Scott has served as the owner and manager of PCS, Inc. since 1997, where he is responsible for directing the acquisition, financing, sales and operations for land entitlement and development for privately owned condominium, apartment, hotel, single family and retail projects in California, Colorado and Texas. He has also served as the general partner of NJD, Ltd., a Texas limited partnership, since 1997 and as the managing member of Merging Interests, Inc. since 1980. Mr. Scott also has extensive experience in conducting due diligence, feasibility studies, financial analysis, cost estimates and transaction negotiations for the purchase, lease, development, marketing and sale of projects and properties. Mr. Scott earned a B.S. in agricultural economics with an emphasis on construction management and real estate from the University of Wisconsin.

Our Board of Directors unanimously recommends a vote “FOR” the director nominee named above.

Directors whose term continues until the 2024 Annual Meeting

Joshua M. Wilson has served as a director of Navidea since September 2022. Mr. Wilson is a seasoned banking and finance executive with more than 23 years of financial services and family office experience. During his career, Mr. Wilson has focused on raising capital and streamlining company operations for profit and non-profit entities, raising more than $500 million. Since June 2022 Mr. Wilson has served as the Chief Executive Officer for the UpSwing Foundation, focusing on raising capital for the vertical construction of UpSwing Foundation’s World Headquarters and overseeing all day-to-day operations of its business in support of the Foundation’s mission of “Connecting People and Catapulting Dreams-Together,” achieved through access to elite athletic facilities, multi-sport training, and scholarship opportunities. Mr. Wilson also currently serves as the Executive Director of G2G Ventures, a Colorado-based single-family office, focusing on the creation of its first four private equity partnership funds with assets in energy, industrial warehousing, biotechnology and biopharmaceuticals. From 2017 to June 2022, Mr. Wilson was State President-CO/WY-AZ-CA of First Western Trust Bank, and from 2011 to 2016, he served as Chief Financial Officer/Family Office Executive of Central Resources, Inc. Prior to that, Mr. Wilson held roles of increasing responsibility at multiple financial institutions, including Market President-Denver of First Western Trust Bank, Senior Vice President of Vectra Private Bank, and Vice President of Bank One/JP Morgan Chase. Mr. Wilson currently serves on the board of directors of Lynx Energy ULC and has prior board experience with First Western Trust. Mr. Wilson received his B.S. in Business Administration from Regis University.

Directors whose terms continue until the 2025 Annual Meeting

Dana J. Moss has served as a director of Navidea since July 2023. Ms. Moss served as the Chief Legal Officer and Corporate Secretary at Sequencing Health, Inc. from October 2022 to May 2023 and as an advisor through July 2023, where she was responsible for all legal, regulatory, compliance, and intellectual property matters of a biotech company that acquired the assets of Genapsys, Inc. From May 2021 to September 2022 Ms. Moss served as General Counsel, Corporate Secretary at Genapsys, Inc., a DNA sequencing company. Ms. Moss was in private practice with a focus in commercial litigation at Cooley LLP from January 2011 to May 2021, as an associate and a partner. From August 2005 to August 2009 she was Program Manager at Mantech International Corporation. From June 1999 to June 2004 she served as an officer in the U.S. Air Force and a Special Agent with the Air Force Office of Special Investigations. Ms. Moss earned a B.S. at the United States Air Force Academy, an M.A. in Philosophy at the University of Texas at Austin and a J.D. at the University of Maryland Francis King Carey School of Law. Ms. Moss is a 2021 Fellow of the Leadership Council on Legal Diversity and has served on the organizing Board of MissionLink, a nonprofit membership organization for C-level executives of high growth technology companies.

Jill Stefanelli, PhD. has served as a director of Navidea since June 2023. Currently, Dr. Stefanelli is the founder of Jill Stefanelli PhD Consulting, a consultancy that supports Precision Medicine companies. From October 2021 to November 2022, Dr. Stefanelli served as President, Board Member, and Chief Business Officer at Paige where she led the company’s strategic partnerships with life science companies and biomarker development strategy. Dr. Stefanelli was the Senior Vice President of Partnerships at Invitae (by way of acquisition of ArcherDX), where she led the global Companion Diagnostic partnerships and alliances with pharmaceutical companies for solid and heme malignancies, in addition to genetically driven rare diseases, from 2015 to 2021. Dr. Stefanelli served as Clinical Commercial Development Lead at Life Technologies (acquired by Thermo Fisher Scientific in 2014) from 2011 to 2015. She currently serves as a member of the Advisory Board of BioAI Health, a leading AI provider for digital health in Precision Medicine. Dr. Stefanelli received her B.S. in Animal Sciences and Industry, a M.S. in Food Science/Microbiology and Ph.D. in Diagnostic Pathology from Kansas State University.

CORPORATE GOVERNANCE

Directors

Set forth below are the names, ages and committee assignments of our current directors as of the date of this proxy statement.

Name	Age	Committee(s)
Dana J. Moss (1)	46	Audit; Compensation, Nominating and Governance
Jill Stefanelli, PhD. (2)	45	Audit; Compensation, Nominating and Governance
John K. Scott, Jr. (Vice Chair)	68	--
Joshua M. Wilson	46	--

(1) Ms. Moss was appointed to the Board effective July 11, 2023.

(2) Dr. Stefanelli was appointed to the Board effective June 1, 2023.

Director Qualifications

The Board of Directors believes that individuals who serve on the Board should have demonstrated notable or significant achievements in their respective field; should possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of our stockholders. The following are qualifications, experience and skills for Board members which are important to our business and its future:

●

General Management. Directors who have served in senior leadership positions bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our Board of Directors, are enhanced by their leadership experience developed at businesses or organizations that operated on a global scale, faced significant competition, or involved other evolving business models.

●

Industry Knowledge. Because we are a pharmaceutical development company, education or experience in our industry, including medicine, pharmaceutical development, marketing, distribution, or the regulatory environment, is important because such experience assists our directors in understanding and advising our Company.

●

Business Development/Strategic Planning. Directors who have a background in strategic planning, business development, strategic alliances, mergers and acquisitions, and teamwork and process improvement provide insight into developing and implementing strategies for growing our business.

●

Finance/Accounting/Control. Knowledge of capital markets, capital structure, financial control, audit, reporting, financial planning, and forecasting are important qualities of our directors because such qualities assist in understanding, advising, and overseeing our Company’s capital structure, financing and investing activities, financial reporting, and internal control of such activities.

●

Board Experience/Governance. Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board to the chief executive officer and other management personnel, the importance of particular agenda and oversight matters, and oversight of a changing mix of strategic, operational, and compliance-related matters.

Board of Directors Meetings

Our Board of Directors held a total of 18 meetings in the fiscal year ended December 31, 2022, and each of the directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and committees (if any) on which he served.

The Board of Directors has established the following committees to assist it in its oversight responsibilities: Audit Committee, Compensation, Nominating and Governance Committee, and Board Oversight Committee. The current membership and responsibilities of each committee are disclosed below.

Audit Committee

The Audit Committee of the Board of Directors selects our independent registered public accounting firm with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, the accounting principles that we use in financial reporting, and the adequacy of our internal control procedures. The current members of our Audit Committee are Dana Moss and Dr. Jill Stefanelli. During 2022, Amit Bhalla served on the Audit Committee until his resignation as a director on July 11, 2023, and Malcolm G. Witter served on the Audit Committee until his resignation as a director on August 3, 2023. Our Board has determined that the current members of the Audit Committee are, and Messrs. Bhalla and Witter were, “independent” under Section 803A of the NYSE American Company Guide. Our Board has designated Ms. Moss as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee held five meetings in the fiscal year ended December 31, 2022. The Board of Directors adopted a written Amended and Restated Audit Committee Charter on April 30, 2004. A copy of the Amended and Restated Audit Committee Charter is posted on the Company’s website at www.navidea.com.

Compensation, Nominating and Governance Committee

The CNG Committee of the Board of Directors discharges the Board’s responsibilities relating to the compensation of the Company's directors, executive officers and associates, identifies and recommends to the Board of Directors nominees for election to the Board, and assists the Board in the implementation of sound corporate governance principles and practices. With respect to its compensation functions, the CNG Committee evaluates and approves executive officer compensation and reviews and makes recommendations to the Board with respect to director compensation, including incentive or equity-based compensation plans; reviews and evaluates any discussion and analysis of executive officer and director compensation included in the Company’s annual report or proxy statement, and prepares and approves any report on executive officer and director compensation for inclusion in the Company’s annual report or proxy statement required by applicable rules and regulations; and monitors and evaluates, at the Committee’s discretion, matters relating to the compensation and benefits structure of the Company and such other domestic and foreign subsidiaries or affiliates, as it deems appropriate. The current members of our CNG Committee are Dr. Jill Stefanelli and Dana Moss. During 2022, Malcom G. Witter served on the CNG Committee until his resignation as a director on August 3, 2023, and John K. Scott, Jr. served on the CNG Committee until Ms. Moss was appointed to serve on the CNG Committee in 2023. The CNG Committee held 11 meetings in the fiscal year ended December 31, 2022 and took action in writing one time. The Board of Directors adopted a written Compensation, Nominating and Governance Committee Charter on February 26, 2009. A copy of the Compensation, Nominating and Governance Committee Charter is posted on the Company’s website at www.navidea.com.

The CNG Committee strives to provide fair compensation to executive officers based on their performance and contribution to the Company and to provide incentives that attract and retain key executives, instill a long-term commitment to the Company, and develop a sense of pride and Company ownership, all in a manner consistent with stockholder interests. In addition, the CNG Committee strives to provide fair compensation to directors, taking into consideration compensation paid to directors of comparable companies and the specific duties of each director.

With respect to its nominating and governance functions, the CNG Committee’s purpose is to:

●

Assist the Board of Directors by identifying individuals qualified to become board members, and recommend to the Board of Directors the director nominees whenever directors are to be appointed or elected, whether at the next annual meeting of stockholders or otherwise;

●

Review the qualifications and independence of the members of the Board of Directors and its various committees on a periodic basis and make any recommendations to the Board of Directors which the CNG Committee may deem appropriate concerning any recommended changes in the composition or membership of the Board of Directors, or any of its committees;

●	Develop and recommend to the Board of Directors any policies it may deem appropriate with regard to consideration of director candidates to be recommended to security holders;

●	Develop and recommend to the Board of Directors corporate governance principles applicable to the Company;

●	Conduct the annual review of the performance of the Board of Directors, the committees of the Board of Directors and Company’s executive management;

●	Recommend to the Board of Directors director nominees for each committee; and

●	Develop and recommend to the Board of Directors any policies or processes it may deem appropriate for security holders to send communications to the Board of Directors.

Our directors play a critical role in guiding our strategic direction and overseeing the management of our Company. Board candidates are considered based on various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for long term interests of stockholders, and personal integrity and judgment. In addition, directors must have available time to devote to board activities and to enhance their knowledge of the industry. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to our Company. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors. The CNG Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees; however, how a specific nominee contributes to the diversity of the Board of Directors is considered by the CNG Committee in determining candidates for the Board of Directors.

The CNG Committee and the Board of Directors consider diversity by identifying a nominee’s experience and background and determining how such experience and background will complement the overall makeup of the Board of Directors. The CNG Committee and the Board of Directors prefer nominees who will contribute to a board that is diverse in terms of business training, experience across a range of industries, leadership, background, and education. We aim to develop a board whose membership is diverse in many ways, including race, gender, and ethnicity. The Board of Directors recognizes that these attributes can play a role in enhancing the dynamics of a board, and we are committed to continuing to make progress in achieving these goals.

In September 2017, the Board of Directors adopted formal resolutions requiring the Board of Directors to ensure that our board nominees are chosen from a pool that includes female or minority candidates, and affirming its commitment to a policy of inclusiveness to ensure that:

●	Female or minority candidates are routinely sought as part of every board search undertaken by the Company;

●	The Board of Directors strives to obtain diverse candidates by expanding director searches to include nominees from the non-traditional backgrounds, including those in government and academia; and

●	Board composition shall be periodically revisited to ensure that it reflects the knowledge, experience, skills, expertise, and diversity required for the Board of Directors to fulfill its duties.

Our Board of Directors will consider the recommendations of stockholders regarding potential director candidates. In order for stockholder recommendations regarding possible director candidates to be considered by our Board of Directors:

●

such recommendations must be provided to the Board of Directors c/o Corporate Secretary, Navidea Biopharmaceuticals, Inc., 4995 Bradenton Avenue, Suite 240, Dublin, Ohio 43017, in writing at least 120 days prior to the one-year anniversary date of the Company’s proxy statement released to stockholders in connection with the Annual Meeting; provided, however, that if the date of the Annual Meeting is more than 30 days before or after the first anniversary of the most recently concluded annual meeting, such notice shall be delivered to the Company within a reasonable time before the Company begins to print and send its proxy materials, but not more than seven days after the date of the notice of the Annual Meeting.

●	the nominating stockholder must meet the eligibility requirements to submit a valid stockholder proposal under Rule 14a-8 of the Exchange Act;

●	the stockholder must describe the qualifications, attributes, skills or other qualities of the recommended director candidate; and

●	the stockholder must follow the procedures set forth in Article III, Section 2 of our Bylaws.

Board of Directors Leadership Structure and Role in Risk Oversight

Our Board of Directors has determined that it is generally in the best interests of the Company and its stockholders that the roles of the Chairperson of the Board of Directors (the “Board Chair”) and Chief Executive Officer be held by different individuals within our organization. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Board Chair provides strategic guidance, presides over meetings of the full Board of Directors, and acts as the lead independent director. The Board of Directors believes that this structure helps facilitate the role of the independent directors in the oversight of the Company and the active participation of the independent directors in setting agendas and establishing priorities and procedures that work for the Board of Directors. The Board Chair also acts as a key liaison between the Board of Directors and management. Moreover, in addition to feedback provided during the course of meetings of the Board of Directors, our independent directors have executive sessions led by the Board Chair. Our Board Chair acts as a liaison between the independent directors and the Chief Executive Officer regarding any specific feedback or issues following an executive session of independent directors, provides the Chief Executive Officer with input regarding agenda items for Board of Director and committee meetings, and coordinates with the Chief Executive Officer regarding information to be provided to the independent directors in performing their duties. From time to time, particularly during periods of leadership transition, a lead independent director may be appointed until an independent Board Chair is named. As of the date of this proxy statement, neither a Board Chair nor a lead independent director has been appointed and the role of Chief Executive Officer is vacant.

The Chief Executive Officer and senior management are responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management, including general oversight of (i) the financial exposure of the Company, (ii) risk exposure as related to overall company portfolio and impact on earnings, (iii), oversight for information technology security and risk, and (iv) all systems, processes, and organizational structures and people responsible for finance and risk functions. Certain risks are overseen by committees of the Board of Directors and these committees make reports to the full Board of Directors, including reports on noteworthy risk management issues. Financial risks are overseen by the Audit Committee which meets with management to review the Company’s major financial risk exposure and the steps management has taken to monitor and control such exposures. Compensation risks are overseen by the CNG Committee.

Members of the Company’s senior management report to the full Board of Directors about their areas of responsibility, including reports regarding risk within such area of responsibility and the steps management has taken to monitor and control such exposures. Additional review or reporting of risks is conducted as needed or as requested by the Board of Directors or committee.

Director Independence

Our Board of Directors has adopted the definition of “independence” as described under the Sarbanes-Oxley Act of 2002, Section 301, Rule 10A-3 under the Exchange Act and Section 803A of the NYSE American Company Guide. Our Board of Directors has determined that the following individuals meet the independence requirements: Dana Moss and Dr. Stefanelli.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to our directors, officers and all employees. The code of business conduct and ethics is posted on our website at www.navidea.com. The code of business conduct and ethics may also be obtained free of charge by writing to Navidea Biopharmaceuticals, Inc., Attn: Chief Financial Officer, 4995 Bradenton Avenue, Suite 240, Dublin, Ohio 43017.

Stockholder Communications

The Company welcomes and seeks stockholder engagement throughout the year. Management, as well as our directors, will answer questions from stockholders during the Annual Meeting, provided that they are submitted in advance of the Annual Meeting via the Internet at www.proxyvote.com. We provide regular updates regarding the Company’s performance and strategic actions to the investor community, and we participate in numerous investor conferences, one-on-one meetings, earnings calls, investor days, and educational investor and analyst conversations. Management also regularly engages with individual investors at investor conferences and industry events and participates in teleconferences. We also communicate with stockholders and other stakeholders through various media, including our annual report, proxy statement and other filings with the SEC, news releases and our website. We believe ongoing stockholder engagement allows us to communicate our strategy and respond effectively to any stockholder concerns.

Stockholders may send communications to our Board of Directors, or to individual directors or executive officers, by mailing communications in writing to Navidea Biopharmaceuticals, Inc., c/o Corporate Secretary, 4995 Bradenton Avenue, Suite 240, Dublin, OH 43017.

PROPOSAL 2

ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company to include in its proxy statement an advisory vote on named executive officer compensation at least once every three years. In 2017, following the approval of our stockholders on an advisory, non-binding, basis we decided to include a stockholder vote on the compensation of our named executive officers in our proxy materials every second year, until the next required vote on the frequency of stockholder votes on the compensation of named executive officers. The last advisory vote on the compensation of our named executive officers occurred in 2021.

We ask that you indicate your approval of the compensation paid to our named executive officers as described in this proxy statement under the heading “Executive Compensation,” which includes compensation tables and narratives included elsewhere in this proxy statement. Because your vote is advisory, it will not be binding on the Board of Directors. However, the Board of Directors and the CNG Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation. The CNG Committee has structured its executive compensation programs primarily to motivate executives to achieve the business goals established by the Company and reward executives for meeting business goals and delivering superior performance as measured against those business goals.

For the reasons discussed above and in this proxy statement under the heading “Executive Compensation,” the Board of Directors recommends that stockholders vote to approve the following resolution:

“RESOLVED, that the compensation of the named executive officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion in this proxy statement, is approved.”

The Board of Directors recommends that our stockholders vote “FOR” the approval of the compensation of our named executive officers on an advisory (non-binding) basis.

PROPOSAL 3

ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF VOTING

ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act, requires the Company to include in its proxy statement an advisory vote on named executive officer compensation at least once every three years. Section 14A also requires the Company to include in its proxy statement at least every six years, a vote regarding the frequency with which the vote on named executive officer compensation should be held. Stockholders may choose from the following alternatives: “1 year,” “2 years,” “3 years,” or to abstain from voting on this proposal. While the Company will continue to monitor developments in this area, the Board of Directors currently plans to continue to seek an advisory vote on executive compensation every other year. The Board of Directors believes this approach aligns more closely with the interests of stockholders by giving stockholders the opportunity to vote on the compensation decisions made by the CNG Committee every two years. We believe investor feedback is more useful if the success of a compensation program and management’s performance is judged over an extended period of time. Our compensation incentives are designed to promote long-term, sustainable results, which generally are not realizable within a short period of time. The Company asks that you indicate your support for holding the advisory vote on executive compensation every two years. Because your vote is advisory, it will not be binding on the Board of Directors. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding the frequency with which the advisory vote on executive compensation will be held.

The Board of Directors recommends that our stockholders vote on an advisory (non-binding) basis to hold future advisory votes on executive compensation every “2 YEARS.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program. The CNG Committee of the Board of Directors is responsible for establishing and implementing our compensation policies applicable to senior executives and monitoring our compensation practices. The CNG Committee seeks to maintain compensation plans that are fair, reasonable and competitive. The CNG Committee is responsible for reviewing and approving senior executive compensation, awards under our cash bonus plan, and awards under our equity-based compensation plans.

Philosophy and Goals of Executive Compensation Plans. The CNG Committee’s philosophy for executive compensation is to:

●

Pay for performance: The CNG Committee believes that our executives should be compensated based upon their ability to achieve specific operational and strategic results. Therefore, our compensation plans are designed to provide rewards for the individual’s contribution to our performance.

●

Pay commensurate with other companies categorized as value creators: The CNG Committee has set a goal that the Company should move toward compensation levels for senior executives that are, at a minimum, at the 25th to 75th percentile for similar executives in the workforce while taking into account current market conditions and Company performance. This allows us to attract, hire, reward and retain senior executives who formulate and execute our strategic plans and drive exceptional results.

To assess whether our programs are competitive, the CNG Committee reviews compensation information of peer companies, national data and trends in executive compensation to help determine the appropriateness of our plans and compensation levels. These reviews, and the CNG Committee’s commitment to pay for performance, become the basis for the CNG Committee’s decisions on compensation plans and individual executive compensation payments.

The CNG Committee has approved a variety of programs that work together to provide a combination of basic compensation and strong incentives. While it is important for us to provide certain base level salaries and benefits to remain competitive, the CNG Committee’s objective is to provide compensation plans with incentive opportunities that motivate and reward executives for consistently achieving superior results. The CNG Committee designs our compensation plans to:

●	Reward executives based upon overall company performance, their individual contributions and creation of stockholder value;

●	Encourage executives to make a long-term commitment to our Company; and

●	Align executive incentive plans with the long-term interests of stockholders.

The CNG Committee reviews senior executive compensation levels at least annually. During the review process, the CNG Committee addresses the following questions:

●	Do any existing compensation plans need to be adjusted to reflect changes in competitive practices, different market circumstances or changes to our strategic initiatives?

●	Should any existing compensation plans be eliminated or new plans be added to the executive compensation programs?

●	What are the compensation-related objectives for our compensation plans for the upcoming fiscal year?

●	Based upon individual performance, what compensation modifications should be made to provide incentives for senior executives to perform at superior levels?

In addressing these questions, the CNG Committee considers input from management, outside compensation experts and published surveys of compensation levels and practices.

The CNG Committee does not believe that our compensation policies and practices for our employees give rise to risks that are reasonably likely to have a material adverse effect on the Company. Our incentive-based compensation is based on management’s evaluation of individual employee performance. The CNG Committee believes that such incentive-based compensation creates a strong motivation for Company employees to contribute towards the achievement of strong, sustainable performance, and believes that the Company has a strong set of internal controls that minimize the risk that financial performance can be misstated in order to achieve incentive compensation payouts.

In addition to the aforementioned considerations, the CNG Committee also takes into account the outcome of stockholder advisory (“say-on-pay”) votes on the compensation of our Chief Executive Officer and our next two highest-paid executive officers (the “ ”). At the Annual Meeting of Stockholders held on September 14, 2021, approximately 79% of our stockholders who cast a ballot voted in favor of the resolution relating to the compensation of our Named Executive Officers. The CNG Committee believes this vote affirmed our stockholders’ support of the Company’s executive compensation program. The CNG Committee will continue to consider the results of future say-on-pay votes when making future compensation decisions for the executive officers.

Scope of Authority of the CNG Committee. The Board of Directors has authorized the CNG Committee to establish the compensation programs for all executive officers and to provide oversight for compliance with our compensation philosophy. Annually, the CNG Committee recommends the compensation for our executive officers, including awards under incentive plans. During fiscal 2022, the Chief Medical Officer provided input to the CNG Committee regarding the performance and appropriate compensation of the other officers because of his direct knowledge of such officer’s performance and contributions. The CNG Committee also makes recommendations to the Board of Directors on appropriate compensation for the non-employee directors. In addition to overseeing the compensation of executive officers, the CNG Committee recommends or approves awards under short-term cash incentive and long-term equity-based compensation plans for all other employees. For more information on the CNG Committee’s role, see the CNG Committee’s charter, which can be found on our website at www.navidea.com.

Independent Compensation Expertise. The CNG Committee is authorized to periodically retain independent experts to assist in evaluating executive compensation plans and in setting executive compensation levels. These experts provide information on trends and best practices so the CNG Committee can formulate ongoing plans for executive compensation. The CNG Committee retained Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its independent consultant to assist in the determination of the reasonableness and competitiveness of the compensation levels of its Named Executive Officers and Board of Directors for fiscal 2022. No conflict of interest exists that would prevent F.W. Cook from serving as independent consultant to the CNG Committee.

For fiscal 2022, F.W. Cook performed a benchmark compensation review of our key executive positions, including our Chief Medical Officer and our Board of Directors. F.W. Cook utilized published survey and proxy reported data from compensation peers, with market data aged to January 1, 2022, by an annualized rate of 3.0%, the expected pay increase in 2022 for executives in the life sciences industry.

In evaluating appropriate executive compensation, it is common practice to set targets at a point within the competitive marketplace. The CNG Committee sets its competitive compensation levels based upon its compensation philosophy. Following completion of the F.W. Cook study for 2022, the CNG Committee noted that the total cash compensation of our Chief Medical Officer was below the 25th percentile for an established peer group of companies.

Peer Group Companies. As part of their review, F.W. Cook surveyed the compensation levels at specific competitive benchmark companies. With input from the Board of Directors, F.W. Cook chose the peer companies because they are life sciences companies and are similar to Navidea in revenue, employees and market capitalization. The selected peer group companies have market capitalization of less than $250 million and have comparable key executive positions. It is helpful to review their compensation data to provide benchmarks for the overall compensation levels that will be used to attract, hire, retain and motivate our executives.

As competitors and similarly situated companies that compete for the same executive talent, F.W. Cook and the CNG Committee determined that the following peer group companies most closely matched the responsibilities and requirements of our executives:

Actinium Pharmaceuticals, Inc.	ContraFect Corporation	Marker Therapeutics, Inc.
Advaxis	Corvus Pharmaceuticals	NanoViricides
aTyr Pharma Inc.	Genocea Biosciences, Inc.	OncoSec Medical Incorporated
Bellicum Pharmaceuticals, Inc.	GeoVax Labs, Inc.	Phio Pharmaceuticals Corp.
Bio-Path Holdings, Inc.	Idera Pharmaceuticals	Regulus Therapeutics, Inc.
Calithera Biosciences, Inc.	Innovation Pharmaceuticals, Inc.	T2 Biosystems, Inc.
Cidara Therapeutics, Inc.	Lumos Pharma, Inc.	Vaccinex, Inc.

F.W. Cook used the publicly available compensation information for these companies to analyze our competitive position in the industry. Base salaries and short-term and long-term incentive plans of the executives of these companies were reviewed to provide background and perspective in analyzing the compensation levels for our executives.

Specific Elements of Executive Compensation

Base Salary. Base salaries for senior executives are set using the CNG Committee’s philosophy that compensation should be competitive and based upon performance. Executives should expect that their base salaries, coupled with a cash bonus award, would provide them the opportunity to be compensated at or above the competitive market at the 25th to 75th percentile.

Based on competitive reviews of similar positions, industry salary trends, overall company results and individual performance, salary increases may be approved from time to time. The CNG Committee reviews and approves base salaries of all executive officers. In setting specific base salaries for fiscal 2022, the CNG Committee considered published proxy data for similar positions at peer group companies.

On September 9, 2022, the CNG Committee approved changes to base salaries for fiscal 2022, retroactive to January 1, 2022. The following table shows the changes in base salaries for the Named Executive Officers that were approved for fiscal 2022 compared to the approved salaries for fiscal 2021:

Named Executive Officer	Fiscal 2022 Base Salary(a)	Fiscal 2021 Base Salary(a)	Change
Michael S. Rosol, Ph.D.	$325,000	$240,000	35.4%
Erika L. Eves	175,000	156,200	12.0%

(a)

The amount shown for fiscal 2022 and 2021 is the approved annual salary of the Named Executive Officer in effect at the end of each year. The actual amount paid to the Named Executive Officer during fiscal 2022 and 2021 is shown under “Salary” in the Summary Compensation table below.

The following table shows the changes in base salaries for the Named Executive Officers for fiscal 2023. compared to the approved salaries for fiscal 2022:

Named Executive Officer	Fiscal 2023 Base Salary	Fiscal 2022 Base Salary	Change
Michael S. Rosol, Ph.D.	$325,000	$325,000	—%
Erika L. Eves	175,000	175,000	—%

Dr. Rosol resigned as our Chief Medical Officer and Principal Executive Officer effective April 10, 2023. Ms Eves resigned as our Vice President, Finance and Administration, Principal Financial Officer and Principal Accounting Officer effective March 31, 2023.

Short-Term Incentive Compensation. Our executive officers, along with our other employees, are eligible to participate in our annual cash bonus program, which has four primary objectives:

●	Attract, retain and motivate top-quality executives who can add significant value to the Company;

●	Create an incentive compensation opportunity that is an integral part of the employee’s total compensation program;

●	Reward participants’ contributions to the achievement of our business results; and

●	Provide an incentive for individuals to achieve corporate objectives that are tied to our strategic goals.

The cash bonus compensation plan provides each participant with an opportunity to receive an annual cash bonus based on each employee’s individual performance during the fiscal year. Cash bonus targets for senior executives are determined as a percentage of base salary, based in part on published proxy data for similar positions at peer group companies. The following are the key provisions of the cash bonus compensation plan for our Named Executive Officers:

●

The plan is administered by the CNG Committee, which has the power and authority to establish, adjust, pay or decline to pay the cash bonus for each participant, including the power and authority to increase or decrease the cash bonus otherwise payable to a participant. However, the Committee does not have the power to increase, or make adjustments that would have the effect of increasing, the cash bonus otherwise payable to any executive officer.

●	The CNG Committee is responsible for specifying the terms and conditions for earning cash bonuses, including establishing performance objectives for executive officers.

●

As soon as reasonably practicable after the end of each fiscal year, the CNG Committee determines whether and to what extent each performance objective has been achieved and the amount of the cash bonus to be paid to each executive officer.

For fiscal 2022, the cash bonus for each executive officer was a function of the designated target bonus amount and individual performance objectives.

For fiscal 2022, the Board of Directors determined the cash bonus targets for Named Executive Officers as follows:

Named Executive Officer	Target Cash Bonus (% of Salary)	Target Cash Bonus ($ Amount)
Michael S. Rosol, Ph.D.	25.0%	$81,250
Erika L. Eves	15.0%	26,250

Long-Term Incentive Compensation. All Company employees are eligible to receive equity awards in the form of stock options, restricted stock or unrestricted stock. Equity instruments awarded under the Company’s equity-based compensation plan are based on the following criteria:

●	Analysis of competitive information for comparable positions;

●	Evaluation of the value added to the Company by hiring or retaining specific employees; and

●	Each employee’s long-term potential contributions to our Company.

Although equity awards may be made at any time as determined by the CNG Committee, they are generally made to all full-time employees once per year, or on the recipient’s hire date in the case of new-hire grants.

Equity-based compensation is an effective method to align the interests of stockholders and management and focus management’s attention on long-term results. When awarding equity-based compensation the CNG Committee considers the impact the participant can have on our overall performance, strategic direction, financial results and stockholder value. Therefore, equity awards are primarily based upon the participant’s position in the organization, competitive necessity and individual performance. Stock option awards have vesting schedules over several years to promote long-term performance and retention of the recipient, and restricted stock awards may include specific performance criteria for vesting or vest over a specified period of time.

On September 9, 2022, the CNG Committee approved and adopted the terms and conditions of a long-term incentive plan (“LTIP”) that seeks to motivate and reward employees. The LTIP provides for the issuance of share-based awards to Named Executive Officers and other employees of the Company pursuant to the Navidea Biopharmaceuticals, Inc. 2014 Stock Incentive Plan. The target amount of the stock award under the LTIP for each employee was determined by the CNG Committee based on a variety of factors. Payout of the stock awards is based on the achievement of pre-established performance objectives and goals related to financing and FDA and EMA regulatory milestones for the Company’s Phase 3 clinical trial for rheumatoid arthritis (NAV3-33) over a 40-month performance period. The financing and EMA regulatory milestones will each comprise 5% of the total stock award payout for participants; the FDA regulatory milestones will comprise the remaining 90%. The payout amount is subject to downward adjustment based on the timing of the achievement of the particular milestone. In order to receive the payout, the participant generally will be required to continue to be employed through the date of the payout. Upon issuance of the stock award, the participant will be 100% vested in the stock award.

The CNG Committee established the target payout amount under the LTIP for its Named Executive Officers as follows:

Named Executive Officer	Target Stock Award (Number of Shares)
Michael S. Rosol, Ph.D.	260,000
Erika L. Eves	120,000

Although equity awards may be made at any time as determined by the CNG Committee, they are generally made to all full-time employees pursuant to the LTIP. Based on completion of the public rights offering in August 2022, the CNG Committee decided to pay out 5% of the target stock award to all participants under the LTIP. On September 9, 2022, the following stock awards were made to the Named Executive Officers under the LTIP: 13,000 shares of common stock to Dr. Rosol and 6,000 shares of common stock to Ms. Eves. No FDA or EMA regulatory milestone was achieved during fiscal 2022.

On March 10, 2023, the CNG Committee amended the LTIP to award all remaining unearned LTIP stock awards as stock options. The LTIP stock options have an exercise price of $0.32 per share, and will expire on the tenth anniversary of the date of grant. The LTIP stock options will vest according to the performance objectives originally established for the LTIP as described above. On March 10, 2023, the following stock options were made to the Named Executive Officers under the LTIP: 247,000 stock options to Dr. Rosol and 114,000 stock options to Ms. Eves, which unvested options were subsequently forfeited in connection with their resignations.

Other Benefits and Perquisites. The Named Executive Officers are generally eligible to participate in other benefit plans on the same terms as other employees. These plans include medical, dental, vision, disability and life insurance benefits, and our 401(k) retirement savings plan (the “401(k) Plan”).

Our paid time off (“PTO”) policy allows employees to carry up to 40 hours of unused PTO time forward to the next fiscal year. Any unused PTO time in excess of the amount eligible for rollover is generally forfeited.

We pay group life insurance premiums on behalf of all employees, including the Named Executive Officers. The benefit provides life insurance coverage at two times the employee’s annual salary plus $10,000, up to a maximum of $400,000.

We also pay group long-term disability insurance premiums on behalf of all employees, including the Named Executive Officers. The benefit provides long-term disability insurance coverage at 60% of the employee’s annual salary, up to a maximum of $10,000 per month, beginning 180 days after the date of disability and continuing through age 65.

401(k) Retirement Plan. All employees are given an opportunity to participate in our 401(k) Plan following a new-hire waiting period. Under the 401(k) Plan, participants may have pre-tax amounts, or post-tax amounts under a Roth option, withheld from their pay. The 401(k) Plan provides for a discretionary employer matching contribution (currently, a 100% match up to 6% of salary in the form of our Common Stock). Participants may invest their contributions in various fund options, but are prohibited from investing their contributions in our Common Stock. Participants are immediately vested in both their contributions and Company matching contributions. The 401(k) Plan qualifies under section 401 of the Internal Revenue Code, which provides that employee and company contributions and income earned on contributions are not taxable to the employee until withdrawn from the 401(k) Plan, and that the Company may deduct its contributions when made.

Report of Compensation, Nominating and Governance Committee

The CNG Committee is responsible for establishing, reviewing and approving the Company’s compensation philosophy and policies, reviewing and making recommendations to the Board regarding forms of compensation provided to the Company’s directors and officers, reviewing and determining cash and equity awards for the Company’s officers and other employees, and administering the Company’s equity incentive plans.

In this context, the CNG Committee has reviewed and discussed with management the Compensation Discussion and Analysis. In reliance on the review and discussions referred to above, the CNG Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2022 and this proxy statement.

The Compensation, Nominating and Governance Committee* John K. Scott, Jr.

* Dr. Jill Stefanelli was appointed as a director and a member of the CNG Committee effective June 1, 2023 and Dana Moss was appointed as a director effective July 11, 2023. As a result, neither Dr. Stefanelli nor Ms. Moss participated in the review, discussions and recommendation with respect to the above Compensation Discussion and Analysis. Malcolm G. Witter, a former member of our CNG Committee who participated in such review, discussions and recommendation, resigned as a director and member of our CNG Committee on August 3, 2023.

The CNG Committee is in the process of reviewing and updating the compensation for our named executive officers, consultants and non-employee directors for fiscal 2023-2024. The CNG Committee engaged an independent compensation consultant during the third quarter of 2023 to provide information, analyses and recommendations regarding executive officer, consultant and non-employee director compensation.

Compensation, Nominating and Governance Committee Interlocks and Insider Participation

None of the members of our CNG Committee during the past year was an officer or employee of the Company. None of our executive officers currently serves, or in the past year served, as a member of a compensation committee (or other committee serving an equivalent function) or director of any entity that has one or more executive officers serving on our CNG Committee or our Board of Directors.

No director who served on the CNG Committee during 2022 had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the CNG Committee during 2022.

Summary Compensation Table

The following table sets forth certain information concerning the annual and long-term compensation of our Named Executive Officers for the last two fiscal years.

Summary Compensation Table for Fiscal 2022

Named Executive Officer	Year	Salary	(a) Stock Awards	(a) Option Awards	(b) Non-Equity Incentive Plan Compensation	(c) All Other Compensation	Total Compensation
Michael S. Rosol, Ph.D. (d)	2022	$336,667	$3,640	$—	$81,250	$8,231	$429,788
Chief Medical Officer	2021	263,526	—	133,037	63,057	9,731	469,351
(Principal Executive Officer)

Erika L. Eves (e)	2022	$181,667	$1,680	$—	$26,250	$13,817	$223,414
Vice President,	2021	171,072	—	23,481	29,614	12,563	236,730
Finance & Administration

(a)

Amount represents the aggregate grant date fair value in the year granted in accordance with FASB ASC Topic 718. Assumptions made in the valuation of these awards are disclosed in Note 1(e) of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022.

(b)

Amount represents the total non-equity incentive plan amounts which are disclosed for the year in which they were earned (i.e., the year to which the service relates). Non-equity incentive plan amounts for 2022 have not been approved by the Board of Directors as of the date of this filing and are therefore disclosed as 100% of the target amount. Once approved by the Board of Directors, the actual cash bonus amounts will be disclosed in a Current Report on Form 8-K.

(c)	Amount represents additional compensation as disclosed in the All Other Compensation Table below.
(d)

Dr. Rosol’s salary for the fiscal years ended December 31, 2022 and 2021 includes an additional $11,667 and $26,026, respectively, for his service on the Executive Leadership Committee. Dr. Rosol resigned as our Chief Medical Officer and Principal Executive Officer effective April 10, 2023.

(e)

Ms. Eves’ salary for the fiscal years ended December 31, 2022 and 2021 includes an additional $6,667 and $14,872, respectively, for her service on the Executive Leadership Committee. Ms Eves resigned as our Vice President, Finance and Administration, Principal Financial Officer and Principal Accounting effective March 31, 2023.

All Other Compensation

The following table describes each component of the amounts shown in the “All Other Compensation” column in the Summary Compensation Table above.

All Other Compensation Table for Fiscal 2022

Named Executive Officer	Year	(a) Employer Matching Contribution to 401(k) Plan	(b) Employer Contribution to Health Savings Account	Total All Other Compensation
Michael S. Rosol, Ph.D.	2022	$7,231	$1,000	$8,231
Chief Medical Officer	2021	8,731	1,000	9,731
(Principal Executive Officer)

Erika L. Eves	2022	$12,817	$1,000	$13,817
Vice President, Finance & Administration	2021	11,563	1,000	12,563

(a)	Amount represents the value of the common stock accrued for contribution to the Named Executive Officer’s account in our 401(k) Plan as calculated on a quarterly basis.
(b)	Amount represents employer contributions to the Named Executive Officer’s Health Savings Account.

Grants of Plan-Based Awards

The following table sets forth certain information about plan-based awards that we made to the Named Executive Officers during fiscal 2022. For information about the plans under which these awards were granted, see the discussion under “Short-Term Incentive Compensation” and “Long-Term Incentive Compensation” in the “Compensation Discussion and Analysis” section above.

Grants of Plan-Based Awards Table for Fiscal 2022

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities Underlying	Exercise Price of Option	Grant Date Fair Value of Stock and Option
Named Executive Officer	Date	Threshold	Maximum	Threshold	Maximum	of Stock	Options	Awards	Awards
Michael S. Rosol, Ph.D.	N/A	$—	$81,250	—	—	—	—	$—	$—	(a)
	9/9/2022	—	—	—	—	13,000	—	—	3,640	(b)

Erika L. Eves	N/A	$—	$26,250	—	—	—	—	$—	$—	(a)
	9/9/2022	—	—	—	—	6,000	—	—	1,680	(b)

(a)

The Threshold column reflects the possibility that no minimum cash bonus awards will be payable. The Maximum column reflects the cash bonus awards payable if the Board of Directors, in its discretion, awards the maximum cash bonus.

(b)	These stock awards were made pursuant to the LTIP described above. The fair value on the date of grant is based on the closing price of our Common Stock of $0.28 per share.

Outstanding Equity Awards

The following table presents certain information concerning outstanding equity awards held by the Named Executive Officers as of December 31, 2022.

Outstanding Equity Awards Table at Fiscal 2022 Year-End

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)						Market Value of Shares of	Equity Incentive Plan Awards
Named Executive Officer	Exercisable	Unexercisable	Option Exercise Price	Option Expiration Date	Note	Number of Shares of Stock that Have Not Vested	Stock that Have Not Vested	Number of Unearned Shares	Market Value of Unearned Shares	Note
Michael S. Rosol,	6,250	—	$7.60	1/2/2029	(f)
Ph.D.	16,667	8,333	1.06	2/6/2030	(h)
	8,333	16,667	2.56	2/15/2031	(i)
	18,750	81,250	1.08	12/27/2031	(j)

Erika L. Eves	625	—	$61.60	2/15/2023	(a)
	625	—	35.40	1/28/2024	(b)
	625	—	33.00	3/26/2025	(c)
	1,000	—	10.20	4/25/2027	(d)
	1,200	—	7.20	2/20/2028	(e)
	2,400	—	3.00	2/7/2029	(g)
	4,000	2,000	1.06	2/6/2030	(h)
	4,167	8,333	2.56	2/15/2031	(i)

(a)	Options were granted February 15, 2013 and vested as to one-fourth on each of the first four anniversaries of the date of grant.
(b)	Options were granted January 28, 2014 and vested as to one-fourth on each of the first four anniversaries of the date of grant.
(c)	Options were granted March 26, 2015 and vested as to one-third on each of the first three anniversaries of the date of grant.
(d)	Options were granted April 25, 2017 and vested as to one-third on each of the first three anniversaries of the date of grant.
(e)	Options were granted February 20, 2018 and vested as to one-third on each of the first three anniversaries of the date of grant.
(f)	Options were granted January 2, 2019 and vested as to one-third on January 2, 2019, July 2, 2019 and January 2, 2020.
(g)	Options were granted February 7, 2019 and vest as to one-third on each of the first three anniversaries of the date of grant.
(h)	Options were granted February 6, 2020 and vest as to one-third on each of the first three anniversaries of the date of grant.
(i)	Options were granted February 15, 2021 and vest as to one-third on each of the first three anniversaries of the date of grant.
(j)	Options were granted December 27, 2021 and vest quarterly over four years beginning April 1, 2022.

Options Exercised and Stock Vested

The following table presents, with respect to the Named Executive Officers, certain information about option exercises and restricted stock vested during fiscal 2022.

Options Exercised and Stock Vested Table for Fiscal 2022

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting	Note
Michael S. Rosol, Ph.D.	—	$—	—	$—
Erika L. Eves	—	—	—	—

Separation Agreement with Dr. Rosol

On March 30, 2023, Dr. Rosol signed a Separation Agreement and General Release (the “Separation Agreement”) in connection with his resignation from his position as Chief Medical Officer effective April 10, 2023. Under the Separation Agreement, the Company has agreed to pay Dr. Rosol a lump sum payment of $25,000 on the effective date of separation. In addition to this separation payment, Dr. Rosol will receive any earned wages or other benefits to which he is otherwise entitled upon separation of employment, including all 2023 accrued but unused PTO. Under the Separation Agreement, Dr. Rosol has agreed to provide assistance as reasonably requested by the Company to facilitate the smooth transition of the operation and management of the Company for a period of 6 months after the effective date of separation from employment. The Company has agreed to pay Dr. Rosol $300 per hour for such consulting services. The Separation Agreement contains a mutual waiver and release as well as certain non-disparagement and non-solicitation covenants in favor of the Company.

Consulting Services Agreement

Effective March 30, 2023, the Company entered into a Consulting Services Agreement (“Consulting Agreement”) with G2G Ventures (“G2G”), the executive director of which is Joshua Wilson, a director of the Company. Under the Consulting Agreement, G2G will provide executive-level support services to the Company as mutually agreed in one or more statements of work. The Company will pay G2G a monthly retainer of $50,000. The Consulting Agreement may be terminated by either party upon 90 days’ notice.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and certain financial performance of our Company. The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the CNG committee evaluates compensation decisions in light of company or individual performance.

The table below presents information on the compensation of our principal executive officer (PEO) and our other Named Executive Officers (NEOs) in comparison to certain performance metrics for 2022 and 2021. The use of the term “compensation actually paid” (CAP) is required by the SEC’s rules. Per SEC rules, CAP was calculated by adjusting the Summary Compensation Table Total values for the applicable year as described in the footnotes to the table. CAP does not reflect the amount of compensation actually paid or realized during the applicable year.

Year	Summary Compensation Table Total for PEO (1) (2)	Compensation Actually Paid to PEO (1) (3)	Average Summary Compensation Table Total for Non-PEO NEOs (1) (2)	Average Compensation Actually Paid to Non-PEO NEOs (1) (3)	Value of initial fixed $100 investment based on total shareholder return (TSR):	Net Loss (in thousands)
2022	$429,788	$338,204	$223,414	$205,159	$10	$(15,177)
2021	$469,351	$413,655	$236,730	$216,503	$47	$(11,731)

(1)	For each year shown, the PEO was Michael S. Rosol, Ph.D. and the other NEO was Erika L. Eves.

(2)

Amounts in this column represent the “Total” column set forth in the Summary Compensation Table (SCT) on page [23]. See the footnotes to the SCT for further detail regarding the amounts in these columns.

(3)

The dollar amounts reported in these columns represent the amounts of “compensation actually paid.” The amounts are computed in accordance with Item 402(v) of Regulation S-K by deducting and adding the following amounts from the “Total” column of the SCT (pursuant to SEC rules, fair value at each measurement date is computed in a manner consistent with the fair value methodology used to account for share-based payments in our financial statements under GAAP):

2022	PEO	Non-PEO NEOs
SCT Total Compensation	$429,788	$223,414
Deduct amounts reported under the “Stock Awards” and “Option Awards” column of the SCT	(3,040)	(1,680)
Deduct Change in Fair Value of Awards Granted in Prior Years Unvested as of 12/31/22	$(53,417)	$(7,271)
Deduct Change in Fair Value of Awards Granted in Prior Years that Vested during 2022 as of the Vesting Date	$(38,167)	$(10,984)
Total Compensation Actually Paid	$334,564	$203,479

2021	PEO	Non-PEO NEOs
SCT Total Compensation	$469,351	$236,730
Deduct amounts reported under the “Stock Awards” and “Option Awards” column of the SCT	$(133,037)	$(23,481)
Add Fair Value of Awards Granted in 2021 Unvested as of 12/31/21	$88,587	$9,907
Deduct Change in Fair Value of Awards Granted in Prior Years Unvested as of 12/31/21	$(4,873)	$(1,771)
Deduct Change in Fair Value of Awards Granted in Prior Years that Vested during 2021 as of the Vesting Date	$(6,373)	$(4,882)
Total Compensation Actually Paid	$413,655	$216,503

Description of Relationship Between NEO Compensation Actually Paid and Company Total Shareholder Return

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s TSR over the fiscal two year period from 2021 through 2022.

Description of Relationship Between NEO Compensation Actually Paid and Net Income/(Loss)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s Net Income (Loss) over the fiscal two year period from 2021 through 2022.

Compensation of Non-Employee Directors

In October 2021, the Board of Directors retained the services of a compensation consultant, F.W. Cook, to evaluate the compensation of the non-employee directors. Based on the recommendation of F.W. Cook, our Board of Directors adopted a non-employee director compensation policy, beginning November 16, 2021. Under the policy, our non-employee directors are eligible to receive the following cash compensation for their services:

●	an annual retainer of $42,500 for each Board member;
●	an additional annual retainer of $50,000 for the Chair of the Board;
●	an additional annual retainer of $35,000 for the Vice Chair of the Board;
●	an annual retainer of $10,000 for each Audit Committee member;
●	an additional annual retainer of $10,000 for the Chair of the Audit Committee;
●	an annual retainer $7,500 for each CNG Committee member;
●	an additional annual retainer of $7,500 for the Chair of the CNG Committee; and
●	an additional annual retainer of $100,000 for each member of the Board Oversight Committee.

On November 16, 2021, each non-employee director received a grant of 30,000 shares of unrestricted Common Stock, which were payable in equal monthly issuances over 12 months, as well as 30,000 shares of restricted stock that vest as to one-third on each of the first three anniversaries of the date of grant.

Following his September 2022 appointment to the Board of Directors, on November 3, 2022, Mr. Wilson was awarded 30,000 shares of restricted stock that vest as to one-third on each of the first three anniversaries of the date of grant.

Effective June 1, 2023, the Board resolved that non-employee directors will not receive or accrue any cash compensation for their services as directors or as members or chairs of any committee of the Board of Directors due to the Company’s cash position and capital needs.

In connection with their appointments to the Board in 2023, Dr. Stefanelli and Dana Moss each received 250,000 shares of non-restricted Common Stock and no cash compensation.

The policy also provides for the reimbursement of our non-employee directors for reasonable and documented travel expenses to attend meetings of our Board of Directors and committees of our Board of Directors.

The aggregate number of equity awards outstanding as December 31, 2022 for each Director is set forth in the footnotes to the beneficial ownership table provided in the section entitled “Principal Stockholders.” Directors who are also officers or employees of Navidea do not receive any compensation for their services as directors.

The following table sets forth information concerning the compensation earned or paid during the fiscal year ended December 31, 2022 to non-employee directors who served on our Board during the year.

Name	Fees Earned or Paid in Cash (a)	Option Awards	Stock Awards (b)(c) (d)	All Other Compensation	Total Compensation
Amit Bhalla (e)	$52,500	$—	$16,813	$—	$69,313
Alexander L. Cappello (f)	160,000	—	16,813	—	176,813
John K. Scott, Jr. (g)	93,333	—	16,813	—	110,146
Joshua M. Wilson (h)	10,625	—	7,092	—	17,717
Malcolm G. Witter (i)	77,500	—	16,813	—	94,313

(a)

Amount represents fees earned during the fiscal year ended December 31, 2022 (i.e., the year to which the service relates). Monthly retainers are paid during the month in which they are earned. During 2022, Messrs. Bhalla, Scott, Wilson and Witter elected to defer receipt of fees payable in cash until the Company raises sufficient additional capital. Effective October 1, 2022, Mr. Cappello also elected to defer receipt of fees payable in cash until the Company raises sufficient additional capital. The value of the deferred cash payments is included in this amount.

(b)

Amounts shown do not reflect compensation actually received by the director but represent the aggregate grant date fair value in accordance with FASB ASC Topic 718. Amounts include the value of restricted stock awards as well as the value of unrestricted common stock issued or to be issued for fees earned during the fiscal year ended December 31, 2022 (i.e., the year to which the service relates). During 2022, Messrs. Scott and Witter elected to defer receipt of fees payable in unrestricted common stock until further notice. Effective October 1, 2022, Messrs. Bhalla and Cappello also elected to defer receipt of fees payable in unrestricted common stock until further notice. The value of the deferred stock grants is included in the Stock Awards column. On November 3, 2022, Mr. Wilson was issued 30,000 shares of restricted stock that vest as to one-third on each of the first three anniversaries of the date of grant.

(c)

As of December 31, 2022, non-employee directors held an aggregate of 90,000 shares of unvested restricted stock, with Messrs. Bhalla, Cappello and Witter each holding 20,000 shares, and Mr. Wilson holding 30,000 shares of unvested restricted stock.

(d)

During the year ended December 31, 2022, non-employee directors earned an aggregate of 105,000 shares of unrestricted common stock in partial payment of their fees. Of that amount, a total of 45,000 shares of unrestricted common stock were issued during the year ended December 31, 2022. As of December 31, 2022, a total of 72,869 shares of unrestricted common stock were deferred until further notice.

(e)	Mr. Bhalla resigned from the Board effective July 11, 2023. In connection with his resignation, we paid to Mr. Bhalla all of his accrued and unpaid director fees in the amount of $84,501.25.
(f)

Mr. Cappello’s cash fees for the fiscal year ended December 31, 2022 include $50,000 for his service on the Board Oversight Committee. Mr. Cappello waived his Board Oversight Committee retainer effective July 1, 2022. Mr. Cappello resigned from the Board effective June 1, 2023. In connection with his resignation, we paid to Mr. Cappello all of his accrued and unpaid director fees in the amount of $82,500.03.

(g)

Mr. Scott’s cash fees for the fiscal year ended December 31, 2022 include $8,333 for his service on the Board Oversight Committee. Mr. Scott waived his Board Oversight Committee retainer effective February 1, 2022.

(h)	Mr. Wilson joined the Board of Directors effective September 30, 2022. The amounts shown reflect prorated cash fees and the value of restricted stock awarded to Mr. Wilson on November 3, 2022.
(i)	Mr. Witter resigned from the Board effective August 3, 2023.

Equity Compensation Plan Information

The following table sets forth additional information as of December 31, 2022, concerning shares of our Common Stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, divided between plans approved by our stockholders and plans or arrangements not submitted to our stockholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and other rights and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

Plan Category	(1) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(2) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	(3) Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1))
Equity compensation plans approved by security holders (a)	702,805	$4.42	6,421,430
Equity compensation plans not approved by security holders	—	—	—
Total	702,805	$4.42	6,421,430

(a)

Our stockholders ratified the 2014 Stock Incentive Plan (the “2014 Plan”) at the 2014 Annual Meeting of Stockholders held on July 17, 2014 and amended the 2014 Plan at the 2018, 2020 and 2022 Annual Meetings of Stockholders held on August 16, 2018, September 10, 2020 and December 8, 2022, respectively. The total number of shares available for awards under the 2014 Plan shall not exceed 7,750,000 shares, plus any shares subject to outstanding awards granted under prior plans and that expire or terminate for any reason. Although awards are still outstanding under the Fourth Amended and Restated 2002 Stock Incentive Plan (the “2002 Plan”), the 2002 Plan has expired and no new grants may be made from it. The total number of securities to be issued upon exercise of outstanding options includes 697,355 shares underlying options granted under the 2014 Plan and 5,450 shares underlying options granted under the 2002 Plan.

PROPOSAL 4

APPROVAL OF THE NAVIDEA BIOPHARMACEUTICALS, INC. 2023 EQUITY INCENTIVE PLAN

Reasons for Adoption of the 2023 Equity Incentive Plan

On September 12, 2023, our Board of Directors adopted the Navidea Biopharmaceuticals, Inc. 2023 Equity Incentive Plan (the “2023 Plan”). The 2023 Plan will become effective, if at all, on the date that it is approved by the our stockholders (the “Effective Date”).

The 2023 Plan is intended to replace our 2014 Stock Incentive Plan, as amended (“2014 Plan”), which will expire by its terms on July 16, 2024. The use of equity awards has been a key component of our compensation program and is critical to our ability to succeed in the future. If the 2023 Plan is not approved, we will continue to grant equity awards under our 2014 Plan until its expiration but will be unable to grant awards after such date and we will not have an equity compensation plan in place under which equity awards can be granted to our employees, directors, advisors or consultants. The inability to make competitive equity awards to attract and retain talented employees, directors or consultants in a highly competitive market could have an adverse impact on our business and prospects. Further, if the 2023 Plan is not approved, we could be forced to increase cash compensation, which will reduce the resources we have allocated to meeting our business needs and objectives. Therefore, the approval of the 2023 Plan is vital to our future success.

If stockholders approve the 2023 Plan, subject to adjustment in the event of stock splits and other similar events, the number of shares of common stock available for grant is equal to the sum of: (i) 10,000,000 shares of Common Stock; (ii) any shares of Common Stock reserved for issuance under the 2014 Plan that remain available for grant as of the Effective Date of the 2023 Plan; and (iii) any shares of Common Stock subject to awards granted under our 2014 Plan which awards expire, terminate or are otherwise surrendered, cancelled, forfeited. The proposed 2023 Plan does not include an evergreen provision.

As of the Record Date, we had: (i) 100,084,385 shares of Company common stock outstanding; (ii) [1,071,240] stock options outstanding (vested and unvested), with a weighted average exercise price of $2.37 per share; (iii) [90,000] shares of unvested restricted stock outstanding; and (iv) [5,543,795 shares of Common Stock available for issuance under the 2014 Plan. The 10,000,000 newly authorized shares of Common Stock that will be reserved for issuance under the 2023 Plan represents approximately [5.5]% of the Company’s outstanding shares of Common Stock, not including outstanding awards under the 2014 Plan, as of the Record Date. The number of newly authorized shares is designed to enable the Company to properly incentivize eligible recipients over a number of years on a going-forward basis.

Upon the expiration of the 2014 Plan, all then outstanding awards under the 2014 Plan will remain in effect, but no additional awards may be made under the 2014 Plan. If the stockholders approve the 2023 Plan, then we will not grant any new awards under the 2014 Plan after the annual meeting; however, awards outstanding under the 2014 Plan will remain in effect pursuant to their terms.

In determining to approve the 2023 Plan, the Board considered the number of shares remaining under the 2014 Plan, the upcoming expiration of the 2014 Plan in 2024, and our need to continue to offer a competitive equity incentive program to current employees, directors and consultants and new talent. Finally, the Board considered that, as of September 12, 2023, 100% of our outstanding stock options had an exercise price greater than our stock price on September 12, 2023 and therefore had no intrinsic value. Thus, a significant portion of the outstanding equity awards that we have granted are not in fact currently serving to retain or motivate employees.

We believe the grant of equity-based compensation awards to employees, non-employee directors, and consultants of the Company or its affiliates will (i) strengthen the commitment of such individuals to the Company and its affiliates, (ii) motivate those individuals to faithfully and diligently perform their responsibilities, (iii) attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and success of the Company, and (iv) to continue to align the interests of participants to those of the our stockholders.

Description of 2023 Plan

The following is a summary of the material features of the 2023 Plan. This summary is qualified in its entirety by the full text of the 2023 Plan, a copy of which is attached to this Proxy Statement as Appendix A.

Plan Administration

The 2023 Plan will be administered by a Committee of our Board or by the Board itself. The Committee will have the authority to, among other things, interpret the Plan, determine who will be granted awards under the 2023 Plan, determine the terms and conditions of each award, and take action as it determines to be necessary or advisable for the administration of the 2023 Plan.

Eligibility

The Committee may grant awards to any employee, officer, consultant or director of the Company. Only employees are eligible to receive incentive stock options. Approximately 10 employees (including 2 officers), 4 non-employee directors, and 3 consultants would be eligible to participate in the 2023 Plan if it were currently in place.

Shares Available for Awards; Limits on Awards

The aggregate number of shares of Common Stock that may be issued under the 2023 Plan is equal to the sum of (i) 10,000,000 shares of common stock,(ii) the number of shares of Common Stock reserved for issuance under the 2014 Plan that remain available for grant under the 2014 Plan and (iii) the number of shares of common stock underlying any award granted under the 2014 Plan that expires, terminates or is canceled or forfeited under the terms of the 2014 Plan (the “Total Share Reserve”).

Up to 10,000,000 shares may be issued under the Plan, in the aggregate, through the exercise of incentive stock options.

If any outstanding award expires or is canceled, forfeited, or terminated without issuance of the full number of shares of common stock to which the award related, then the shares subject to such award will again become available for future grant under the 2023 Plan.

Shares tendered in payment of the option exercise price or delivered or withheld by the Company to satisfy any tax withholding obligation, or shares covered by a stock-settled stock appreciation right or other awards that were not issued upon the settlement of the award will not again become available for future grants under the 2023 Plan.

Types of Awards

The 2023 Plan provides for the grant of stock options (including both incentive stock options and nonqualified stock options), stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs), performance awards, cash awards and other stock-based awards.

Stock Options. A stock option is the right to purchase shares of Common Stock at a future date at a specified price per share called the exercise price. A stock option may be either an incentive stock option or a nonqualified stock option. Incentive stock options and nonqualified stock options are taxed differently, as described below under “Federal Income Tax Consequences of Awards.” Except in the case of options granted pursuant to an assumption or substitution for another option, the exercise price of a stock option may not be less than the fair market value (or in the case of an incentive stock option granted to a ten percent stockholder, 110% of the fair market value) of a share of Common Stock on the grant date. Full payment of the exercise price must be made at the time of such exercise either in cash or bank check or in another manner approved by the Committee.

Stock Appreciation Rights. A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of Common Stock on the date of exercise of the SAR over the exercise price. The exercise price of a SAR may not be less than the fair market value of a share of common stock on the grant date. SARs may be granted alone or in tandem with options.

Restricted Stock. A restricted stock award is an award of actual shares of Common Stock which are subject to certain restrictions for a period of time determined by the Committee. Restricted stock may be held by the Company in escrow or delivered to the participant pending the release of the restrictions. Participants who receive restricted stock awards generally have the rights and privileges of shareholders regarding the shares of restricted stock during the restricted period, including the right to vote and the right to receive dividends

Restricted Stock Units. An RSU is an award of hypothetical common stock units having a value equal to the fair market value of an identical number of shares of Common Stock, which are subject to certain restrictions for a period of time determined by the Committee. No shares of Common Stock are issued at the time an RSU is granted, and the Company is not required to set aside any funds for the payment of any RSU award. Because no shares are outstanding, the participant does not have any rights as a shareholder. The Committee may grant RSUs with a deferral feature (deferred stock units or DSUs), which defers settlement of the RSU beyond the vesting date until a future payment date or event set out in the participant's award agreement. The Committee has the discretion to credit RSUs or DSUs with dividend equivalents.

Performance Awards. A performance award is an award of shares of Common Stock or units that are only earned if certain conditions are met. The Committee has the discretion to determine the number of shares of Common Stock or stock-denominated units subject to a performance share award, the applicable performance period, the conditions that must be satisfied for a participant to earn an award, and any other terms, conditions, and restrictions of the award.

Other Equity-Based Awards. The Committee may grant other equity-based awards, either alone or in tandem with other awards, in amounts and subject to conditions as determined by the Committee as set out in an award agreement.

Cash Awards. The Committee may grant cash awards that are designated performance compensation awards.

Limitation on Repricing of Options and SAR

Unless such action is approved by stockholders or otherwise permitted under applicable laws or the terms of the 2023 Plan in connection with certain adjustments upon changes in Common Stock, the Company may not (i) amend any outstanding stock option or SAR to provide an exercise price per share that is lower than the then-current exercise price per share of such stock option or SAR, (ii) cancel any outstanding stock option or SAR in exchange for cash or another award when the stock option or SAR price per share exceeds the fair market value of the underlying share, or (iii) cancel any outstanding stock option or SAR in exchange for a stock option or SAR with a lower exercise price than such original option or SAR.

Adjustments Upon Changes in Stock

In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the grant date of any award, awards granted under the Plan and any award agreements, the exercise price of stock options and SARs, the maximum number of shares of Common Stock subject to all awards and the maximum number of shares of Common Stock with respect to which any one person may be granted awards during any period will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such awards to the extent necessary to preserve the economic intent of the award.

Unless the Committee specifically determines that such adjustment is in the best interests of the Company or its affiliates, the Committee will, in the case of incentive stock options, ensure that any adjustments made will not constitute a modification, extension or renewal of the incentive stock option within the meaning of Section 424(h)(3) of the Internal Revenue Code (Code) and in the case of non-qualified stock options, ensure that any adjustments will not constitute a modification of such non-qualified stock options within the meaning of Section 409A of the Code. Any adjustments will be made in a manner which does not adversely affect the exemption provided under Rule 16b-3 under the Exchange Act. The Company will give participants notice of any adjustment.

Change in Control

Unless otherwise provided in an award agreement, in the event of a Change in Control (as defined in the 2023 Plan), the vesting of all awards under the Plan will fully accelerate and all outstanding stock options and SARs will become immediately exercisable. In the case of performance awards, in the event of a Change in Control, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met.

In the event of a Change in Control, the Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding awards and pay to the holders the value of the awards based upon the price per share of Common Stock received or to be received by other stockholders of the Company. In the case of any option or SAR with an exercise price that equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Committee may cancel the stock option or SAR without the payment of any consideration.

Amendment or Termination of the Plan

The Board may amend or terminate the Plan at any time. However, except in the case of adjustments upon changes in common stock, no amendment will be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy applicable laws.

Amendment of Awards

Except as otherwise provided under the 2023 Plan with respect to repricing outstanding stock options or SARs, the Committee may amend the terms of any one or more awards. However, the Committee may not amend an award that would impair a participant’s rights under the award without the participant's written consent.

Clawback and Recoupment

The Company may cancel any award or require the participant to reimburse any previously paid compensation provided under the 2023 Plan or an award agreement in accordance with any clawback policy that the Company has in effect or may adopt in the future.

Effective Date; Duration of the 2023 Plan

The 2023 Plan was approved by our Board on September 12, 2023 and will become effective upon approval by the Company's stockholders. The 2023 Plan will remain in effect until the tenth anniversary of the date it is approved by shareholders, unless terminated earlier by the Board.

Federal Income Tax Consequences of Awards

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2023 Plan. This summary is based on the federal tax laws in effect as of the date of this Proxy Statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or its corporate parent or 50% or majority-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights. A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units. A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU award. When the shares of Common Stock are delivered with respect to the RSUs (which may be upon vesting or may be at a later date), the participant will have income on the date of delivery in an amount equal to the fair market value of the stock on such date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the delivery date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards. The tax consequences associated with any other stock-based award granted under the 2023 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying Common Stock.

Tax Consequences to the Company. There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a participant has compensation income, subject to the limitations of Section 162(m) of the Code.

New Plan Benefits

The granting of awards under the 2023 Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any eligible individuals. Although awards to be made under the 2023 Plan, if approved, have not been determined or granted, we intend to grant awards to executive officers, employees, consultants and non-employee directors for fiscal years 2023 and 2024 under the 2023 Plan, if approved, subject to recommendations from our independent compensation consultant and approvals of the CNG Committee and the Board.

Vote Required

The approval of Proposal 4 requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on the matter.

Our Board of Directors recommends a vote “FOR” approval of the 2023 Equity Incentive Plan.

PROPOSAL 5

APPROVAL OF AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE AUTHORIZED SHARES

Overview

On September 12, 2023, our Board of Directors adopted a resolution approving, subject to stockholder approval, an amendment to our Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), to increase the authorized number of shares of our Common Stock from 300,000,000 shares to 600,000,000 shares and the corresponding increase in the authorized number of shares of our capital stock from 305,000,000 to 605,000,000. No change to the authorized number of shares of preferred stock is being proposed. The text of the proposed certificate of amendment of our Certificate of Incorporation (“Certificate of Amendment”) is attached hereto as Appendix B.

If stockholders approve this proposal, we expect to file the Certificate of Amendment with the Secretary of State of the State of Delaware as soon as practicable following stockholder approval. Upon filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, section 4.1 of Article 4 of our Certificate of Incorporation would read as follows

“4.1 Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue is 605,000,000 shares, consisting of:

(a) 600,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock");

(b) 5,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock").”

Section 4.1 of Article 4 of our Certificate of Incorporation currently authorizes us to issue up to 305,000,000 shares of capital stock, with 300,000,000 designated as Common Stock and 5,000,000 designated as preferred stock. As of the close of business on September 26, 2023, there were 100,084,385 shares of Common Stock issued and outstanding. In addition, as of September 26 , 2023, there were 23,348,906 shares of Common Stock reserved for issuance pursuant to outstanding warrants; 22,475,000 shares of Common Stock issuable upon the conversion of Series I preferred stock; 10,576,923 shares of Common Stock issuable upon the conversion of Series J preferred stock; 1,071,240 shares of Common Stock issuable upon the exercise of outstanding stock options; and 5,543,795 shares of Common Stock reserved for future grants under our 2014 Plan (or 15,543,795 shares if stockholders approve the 2023 Plan as discussed under “Proposal 4 Approval of the Navidea Biopharmaceuticals, Inc. 2023 Equity Incentive Plan”). We could also potentially issue shares of Common Stock in connection with the Company’s Section 382 Rights Agreement (“Rights Agreement”), including by exchanging preferred share purchase rights (“Rights”) for shares of Common Stock at an exchange ratio of three shares of Common Stock per Right. The Rights Agreement is intended to reduce the likelihood of an “ownership change” under Section 382 of the Code in order to preserve the Company’s net operating loss carryovers (“NOLs”) by deterring any person or group of affiliated or associated persons from acquiring Beneficial Ownership (as such term is defined in the Rights Agreement) of 4.99% or more of the outstanding Common Stock.

Reasons for the Increase in Authorized Shares

We have no current definitive plans, arrangements or understandings to issue any of the additional authorized shares of Common Stock, other than the potential issuance of Common Stock in connection with the Rights Agreement. Our board of directors believes it is appropriate to increase our authorized shares of Common Stock so that we have shares of Common Stock available to provide additional flexibility to promptly and appropriately use our Common Stock for strategic, business and financial purposes in the future, as well as to have sufficient shares available to provide appropriate equity incentives for our employees and other eligible service providers. The additional shares of Common Stock, if approved, may be used for various purposes without further stockholder approval. These purposes may include raising capital, which is needed to complete the development and commercialization of our products; providing equity incentives to employees, officers, directors, and/or consultants; establishing collaborative or partnering arrangements with other companies; expanding our business through the acquisition of other businesses, products or technologies; and other corporate purposes. In addition, if stockholders do not approve this proposal, we may not have sufficient shares available to effect an exchange of the Rights under the Rights Agreement in order to diminish the risk that the Company could experience an “ownership change,” which could substantially limit the Company’s ability to use its NOLs to reduce anticipated future tax liabilities.

Effects of the Increase in Authorized Shares

The additional authorized shares of Common Stock will have rights identical to our current outstanding Common Stock. While adoption of the proposed increase in the authorized shares of our Common Stock will not have any immediate dilutive effect on the voting power or other rights of our existing stockholders, any future issuance of the additional authorized shares of Common Stock may, among other things, dilute the earnings per share of our Common Stock and the equity and voting rights of those holding Common Stock at the time the additional shares are issued. Except as otherwise required by law or NYSE American rules, the newly authorized shares of Common Stock may be issued by our board of directors without further vote of our stockholders. Under our Certificate of Incorporation, holders of our Common Stock do not have preemptive rights to purchase additional shares.

Although this proposal to increase the authorized shares of Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt, the additional shares of Common Stock that would become available for issuance if this proposed amendment is approved could also be used by us, subject to our fiduciary duties, to oppose a hostile takeover attempt or to delay or prevent changes in control.

Required Vote

The approval of Proposal 5 will require the affirmative vote of a majority of votes cast.

Our Board of Directors recommends a vote “FOR” approval of the amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the authorized number of shares.

PROPOSAL 6

RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Marcum was engaged as the Company’s principal accountant on May 9, 2016, and audited the Company’s financial statements for the year ended December 31, 2022. The Audit Committee has selected Marcum as the Company’s independent registered public accounting firm for purposes of auditing our financial statements for the current year ending December 31, 2023. Although not required, the Board of Directors is submitting its selection to the stockholders of the Company for ratification. The Board of Directors will reconsider the appointment of Marcum if its selection is not ratified by the stockholders. A representative of Marcum is expected to be available during the Annual Meeting. The representative will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions of stockholders.

Our Board of Directors recommends a vote “FOR” ratification of the appointment of Marcum as the Company’s independent registered public accounting firm for 2023.

Fees of the independent registered public accounting firm

Audit Fees. The aggregate fees billed and expected to be billed for professional services rendered by Marcum LLP, primarily related to the audit of the Company’s annual consolidated financial statements for the 2022 fiscal year, the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the 2022 fiscal year, and review of other SEC filings, were $439,546 (including direct engagement expenses).

The aggregate fees billed for professional services rendered by Marcum LLP, primarily related to the audit of the Company’s annual consolidated financial statements for the 2021 fiscal year, the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the 2021 fiscal year, and review of other SEC filings, were $347,055 (including direct engagement expenses).

Audit-Related Fees. No fees were billed by Marcum for audit-related services for the 2022 or 2021 fiscal years.

Tax Fees. No fees were billed by Marcum for tax-related services for the 2022 or 2021 fiscal years.

All Other Fees. No fees were billed by Marcum for services other than those discussed above for the 2022 or 2021 fiscal years.

Pre-Approval Policy. The Audit Committee is required to pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor or other registered public accounting firm, subject to the de minimis exceptions for permitted non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to completion of the audit. The Audit Committee, through the function of the Chairman, has given general pre-approval for 100% of specified audit, audit-related, tax and other services.

REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act.

The Audit Committee consults with our management and our independent registered public accounting firm with regard to their year-end audit plan, the results of its quarterly reviews conducted in accordance with Public Company Accounting Oversight Board (“PCAOB”) Interim Standard AU 722, the auditor’s report of audit, and the accompanying management letter, if any; and consults with key members of our management and with our independent registered public accounting firm with regard to the adequacy of our internal accounting controls.

In fulfilling its responsibilities, the Audit Committee selected Marcum LLP (“Marcum”) as our independent registered public accounting firm for purposes of auditing our financial statements for the fiscal year ended December 31, 2022. The Audit Committee has reviewed and discussed with management and Marcum our audited financial statements; discussed with Marcum the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communications with Audit Committee); received the written disclosures and the letter from Marcum required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Marcum its independence from our Company.

Based on the reviews and discussions with management and Marcum, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and filed with the SEC.

Based upon its work and the information received in the inquiries outlined above, the Audit Committee is satisfied that its responsibilities under the charter for the period ended December 31, 2022, were met and that our financial reporting and audit processes are functioning effectively.

Submitted by the Audit Committee

of the Board of Directors *

*Dana Moss and Dr. Jill Stefanelli, the current members of our Audit Committee, were appointed as directors and members of the Audit Committee after our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 was prepared and filed with the SEC and accordingly did not participate in the review, discussions and recommendation for the audit committee report. Amit Bhalla and Malcolm G. Witter, the former members of our Audit Committee who participated in such review, discussions and recommendation, resigned as directors and members of the our Audit Committee on July 11, 2023 and August 3, 2023, respectively.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We adhere to our Code of Business Conduct and Ethics, which states that no director, officer or employee of Navidea should have any personal interest that is incompatible with the loyalty and responsibility owed to our company. We adopted a written policy regarding related party transactions in December 2015. When considering whether to enter into or ratify a related party transaction, the Audit Committee considers a variety of factors including, but not limited to, the nature and type of the proposed transaction, the potential value of the proposed transaction, the impact on the actual or perceived independence of the related party and the potential value to our company of entering into such a transaction. All proposed transactions with a potential value of greater than $120,000 must be approved or ratified by the Audit Committee.

SEC disclosure rules regarding transactions with related persons require us to provide information about transactions with directors and executive officers as related persons, even though they may not have been related persons at the time we entered into the transactions described below.

Goldberg Agreement and Litigation

In August 2018, Dr. Michael Goldberg resigned from his positions as an executive officer and a director of Navidea. In connection with Dr. Goldberg’s resignation, Navidea and Dr. Goldberg entered into an Agreement (the “Goldberg Agreement”) which set forth the terms of the separation from service. Among other things, the Goldberg Agreement provided that Dr. Goldberg would be entitled to 1,175,000 shares of our Common Stock, representing in part payment of accrued bonuses and payment of the balance of the Platinum debt. A portion of the 1,175,000 shares to be issued to Dr. Goldberg would be held in escrow for up to 18 months in order to reimburse Navidea in the event that Navidea is obligated to pay any portion of the Platinum debt to a party other than Dr. Goldberg. Further, the Goldberg Agreement provided that the Company’s subsidiary, Macrophage Therapeutics, Inc. (“MT”), would redeem all of Dr. Goldberg’s preferred stock and issue to Dr. Goldberg super voting common stock equal to 5% of the outstanding shares of MT. In November 2018, the Company issued 925,000 shares of our Common Stock to Dr. Goldberg, 250,000 of which were placed in escrow in accordance with the Goldberg Agreement.

On February 11, 2019, Dr. Goldberg represented to the MT Board that he had, without MT Board or shareholder approval, created a subsidiary of MT, transferred all of the assets of MT into the subsidiary, and then issued himself stock in the subsidiary. On February 19, 2019, Navidea notified MT that it was terminating the sublicense in accordance with its terms, effective March 1, 2019, due to MT’s insolvency. On February 20, 2019, the MT Board removed Dr. Goldberg as President and Chief Executive Officer of MT and from any other office of MT to which he may have been appointed or in which he was serving. Dr. Goldberg remains a member of the MT Board, together with John K. Scott, Jr. and Dr. Michael S. Rosol. On or about February 17, 2022, the Joint Official Liquidators and Foreign Representatives of PPVA executed the necessary paperwork to transfer its preferred stock in MT to Navidea.

New York Litigation Involving Dr. Goldberg

On February 20, 2019, Navidea filed a complaint against Dr. Goldberg in the United States District Court, Southern District of New York (the “District Court”), alleging breach of the Goldberg Agreement, as well as a breach of the covenant of good faith and fair dealing and to obtain a declaratory judgment that Navidea’s performance under the Goldberg Agreement is excused and that Navidea is entitled to terminate the Goldberg Agreement as a result of Dr. Goldberg’s actions. On April 26, 2019, Navidea filed an amended complaint against Dr. Goldberg which added a claim for breach of fiduciary duty seeking damages related to certain actions Dr. Goldberg took while CEO of Navidea. On June 13, 2019, Dr. Goldberg answered the amended complaint and asserted counterclaims against Navidea and third-party claims against MT for breach of the Goldberg Agreement, wrongful termination, injunctive relief, and quantum meruit.

On December 26, 2019, the District Court ruled on several motions related to Navidea and MT and Dr. Goldberg that substantially limited the claims that Dr. Goldberg can pursue against Navidea and MT. Specifically, the District Court found that certain portions of Dr. Goldberg’s counterclaims against Navidea and third-party claims against MT failed to state a claim upon which relief can be granted. Additionally, the District Court ruled that actions taken by Navidea and MT, including reconstituting the MT board of directors, replacing Dr. Goldberg with Mr. Latkin as Chief Executive Officer of MT, terminating the sublicense between Navidea and MT, terminating certain research projects, and allowing MT intellectual property to revert back to Navidea, were not breaches of the Goldberg Agreement.

The District Court also rejected Dr. Goldberg’s claim for wrongful termination as Chief Executive Officer of MT. In addition, the District Court found that Dr. Goldberg lacked standing to seek injunctive relief to force the removal of Dr. Claudine Bruck and Michael Rice from MT’s Board of Directors, to invalidate all actions taken by the MT Board on or after November 29, 2018 (the date upon which Dr. Bruck and Mr. Rice were appointed by Navidea to the Board of MT), or to reinstate the terminated sublicense between Navidea and MT.

In addition, the District Court found Navidea’s breach of fiduciary duty claim against Dr. Goldberg for conduct occurring more than three years prior to the filing of the complaint to be time-barred and that Dr. Goldberg is entitled to an advancement of attorneys’ fees solely with respect to that claim. To avoid further litigation expenses, the Company agreed to indemnify Dr. Goldberg solely with respect to the breach of fiduciary duty claim.

On January 31, 2020, Goldberg filed a motion for leave to amend his complaint to add back in claims for breach of contract, breach of the implied covenant of good faith and fair dealing, quantum meruit and injunctive relief. On April 1, 2020, the District Court denied Dr. Goldberg’s motion for leave to amend in its entirety.

On January 27, 2020, Dr. Goldberg filed a motion seeking additional advancement from Navidea for fees in connection with the New York Action and the Delaware Action. Navidea opposed the motion and the District Court referred the matters to a Magistrate Judge. On July 9, 2020, the Magistrate Judge issued her Report and Recommendation which recommended that: (1) the District Court decline to exercise jurisdiction over Dr. Goldberg’s motion as it pertained to expenses and fees incurred in defense of the Delaware Action; (2) the District Court decline to award any fees to Dr. Goldberg for the breach of fiduciary duty without additional motion practice on the issue; (3) the District Court find that Dr. Goldberg is entitled to advancement of his expenses and fees reasonably incurred in the defense of the remainder of the New York action subject to Dr. Goldberg’s posting of an undertaking; and (4) establish a protocol by which Dr. Goldberg could establish the amounts due for advancement.

On August 24, 2020, in connection with Dr. Goldberg’s motion for advancement, the District Court adopted the Magistrate Judge’s report and recommendation and found that while Dr. Goldberg was not being granted advancement of fees and expenses incurred in connection with either the Delaware Action or the assertion of third-party claims against MT, the Court ruled that Dr. Goldberg was entitled to advancement for the defense of the remaining claims asserted against him by Navidea in the New York action. The Court adopted a protocol by which additional motion practice will occur to determine the appropriate amount of fees to be advanced. Once that decision is made by the Magistrate Judge, subject to review by the District Court, Navidea will need to advance those fees to Dr. Goldberg conditioned upon Dr. Goldberg agreeing to pay those fees back to Navidea if it is determined that he is not entitled to indemnification.

On May 27, 2021, the District Court ordered that: (1) Dr. Goldberg be awarded $14,955 for indemnification for his attorneys’ fees for his defense of the breach of fiduciary duty claim; (2) Dr. Goldberg be advanced $1,237.50 for his attorneys’ fees subject to repayment; (3) Navidea should not be required to indemnify or advance any of the costs sought by Dr. Goldberg; (4) Dr. Goldberg is not entitled to advancement for the prosecution of his counterclaims and third-party claims; (5) Dr. Goldberg’s motion to hold Navidea in contempt be denied; and (6) Navidea should not be required to advance any additional fees or costs unless Dr. Goldberg presents his time records and costs in compliance with the District Court’s orders. The Company has made the payments ordered by the District Court.

On August 6, 2021, the Company moved for reconsideration of its obligations to advance fees in light of the Delaware Court’s decision dated June 23, 2021 (described below). On October 14, 2021, the Magistrate Judge recommended that Navidea’s motion for reconsideration be denied. On March 7, 2022, the District Court adopted the Report and Recommendation in part and permitted Dr. Goldberg to seek advancement for his fees incurred in defense of his claims since September 1, 2020. On April 8, 2022, Dr. Goldberg submitted a fee application seeking advancement of $143,172.55 for attorneys’ fees and disbursements for the time period September 1, 2020 through March 31, 2022. On March 15, 2023, the District Court adopted the Magistrate Judge’s report and recommendation that Dr. Goldberg’s application for fees allegedly incurred in connection with his defense of Navidea’s claims be denied as a sanction for failure to comply with prior court orders and that his application for fees incurred in connection with the successful prosecution of his prior fee applications be approved in the amount of $12,600. On March 17, 2023, the District Court confirmed that no further claims for advancement will be accepted by the Court in light of its March 15, 2023 Order.

Fact discovery and expert discovery in the New York Action have been completed. The Company has moved to disqualify Dr. Goldberg’s damages expert and briefing in the District Court was submitted on April 1, 2022. On November 9, 2022, the District Court issued an opinion granting the Company’s motion in part and precluding Dr. Goldberg’s damages expert from testifying on all but two issues. The Company anticipates that a briefing schedule for motions for summary judgment will be entered by the Court.

Delaware Litigation Involving Dr. Goldberg

On February 20, 2019, MT initiated a suit against Dr. Goldberg in the Court of Chancery of the State of Delaware (the “Delaware Court”), alleging, among other things, breach of fiduciary duty as a director and officer of MT and conversion, and to obtain a declaratory judgment that the transactions Dr. Goldberg caused MT to effect are void. On June 12, 2019, the Delaware Court found that Dr. Goldberg’s actions were not authorized in compliance with the Delaware General Corporate Law. Specifically, the Delaware Court found that Dr. Goldberg’s creation of a new subsidiary of MT and the purported assignment by Dr. Goldberg of MT’s intellectual property to that subsidiary were void. The Delaware Court’s ruling follows the order on May 23, 2019 in the case, in which it found Dr. Goldberg in contempt of its prior order holding Dr. Goldberg responsible for the payment of MT’s fees and costs to cure the damages caused by Dr. Goldberg’s contempt.

On June 23, 2021, the Delaware Court ruled in favor of MT and against Dr. Goldberg, finding that Dr. Goldberg breached his fiduciary duties to MT. Specifically, the Delaware Court ruled: “Dr. Goldberg attempted to take for himself that which belonged to [MT]. In doing so, he breached his duty of loyalty to [MT] stockholders. [MT] was absolutely justified in bringing this action to remedy (in this case undo) the harm caused by Dr. Goldberg’s misconduct.” The Delaware Court disagreed with MT’s arguments regarding damages and, other than awarding nominal damages, declined to award additional relief beyond that which it had previously granted. With respect to MT’s claim for conversion, the Delaware Court found that the claim was not supported because “Dr. Goldberg confirmed that he currently does not own or possess any intellectual property related to either Navidea or [MT]” and that “any IP Dr. Goldberg created while at Navidea or any of its subsidiaries was and remains the property of Navidea and its subsidiaries.” In addition, the Delaware Court denied Dr. Goldberg’s motion to hold MT’s directors and CEO in contempt, denied Dr. Goldberg’s motion to dismiss the lawsuit against him, and granted MT’s motion to dismiss Dr. Goldberg’s petition to remove MT’s board members. On December 9, 2021, Dr. Goldberg was ordered to reimburse MT in the amount of $66,796.33 and has paid that amount to MT. Neither party has appealed the Delaware Court’s decision and the Delaware Court’s decisions are now final.

Bridge Loan and Other Transactions with John K. Scott, Jr.

On April 10, 2022, the Company entered into a Stock Exchange and Loan Agreement (the “Purchase Agreement”) with John K. Scott, Jr., the Vice Chairman of the Board, pursuant to which Mr. Scott agreed to make a loan to the Company in the principal amount of up to $2.5 million, all of which has been funded. The outstanding balance of the loan, which is evidenced by a Secured Term Note (the “2022 Bridge Note”), bears interest at a rate of 8% per annum, with payments of interest only to be made over a period of two (2) years. All outstanding principal and accrued and unpaid interest under the 2022 Bridge Note is due and payable on the second anniversary of the Purchase Agreement. The Company’s obligations under the 2022 Bridge Note are secured by a first priority security interest in all of the Company’s assets and personal property pursuant to a Security Agreement.

As consideration and a partial inducement for Mr. Scott to make the loan, Mr. Scott delivered 50,000 shares of Series E Redeemable Convertible Preferred Stock (“Series E Preferred Stock”), representing 100% of the outstanding Series E Preferred Stock, to the Company in exchange for the Company’s issuance of 1,740 shares of Series F Redeemable Convertible Preferred Stock (“Series F Preferred Stock”) and 3,260 shares of Series G Redeemable Preferred Stock (“Series G Preferred Stock”). The number of shares of Common Stock that the Company may issue to Mr. Scott upon conversion of the Series F Preferred Stock may not exceed that number of shares that would result in Mr. Scott owning more than 33.33% of the Company’s then outstanding shares of Common Stock unless the Company obtains stockholder approval to issue more than the 33.33% cap.

In connection with the Rights Offering, Mr. Scott had the option to pay the subscription price for the units purchased in the Rights Offering by cancelling or surrendering his shares of Series F Preferred Stock and Series G Preferred Stock and the Term Note plus accrued but unpaid interest, instead of paying cash. However, to maximize the availability of the Company’s NOLs, the Board determined to limit his purchase to 2,400 units, which Mr. Scott elected to pay for by exchanging all of his shares of Series F preferred stock. The fair market value of the Series F preferred stock that was surrendered was determined by our Board of Directors based on an independent appraisal obtained by the Company.

On April 25, 2023, Mr. Scott agreed to make a second loan to the Company in the principal amount of up to $300,000 under the terms of a secured bridge note (“2023 Bridge Note”), all of which has been funded. The Company has agreed to pay a non-refundable fee of $15,000 to Mr. Scott at maturity on June 26, 2023. The Company’s obligations under the 2023 Bridge Note are secured by a first priority security interest in all of the Company’s assets and personal property pursuant to the Security Agreement dated April 10, 2022, as amended on April 25, 2023 in favor of Mr. Scott.

On June 1, 2023, the Company entered into a Stock Exchange Agreement with Mr. Scott, pursuant to which Mr. Scott surrendered 990 shares of Series G Preferred Stock and $68,853.22 of accrued and unpaid dividends thereon in exchange for 11,969 shares of Series J Preferred Stock. Mr. Scott also agreed to surrender his remaining 2,270 shares of Series G Preferred Stock and the remaining balance of accrued and unpaid dividends thereon in exchange for 27,889 shares of Series J Preferred Stock, subject to the Company’s stockholders approving the issuance of shares of the Common Stock upon conversion of such shares of Series J Preferred Stock in compliance with NYSE American listing standards. Since stockholders approved the issuance of Common Stock upon conversion of such shares of Series J Preferred Stock at the Special Meeting of Stockholders held on July 27, 2023, the Company and Mr. Scott have agreed that the closing of the Series G exchange will occur no later than October 28, 2023.

On June 29, 2023, the Company entered into a letter agreement with Mr. Scott to exchange $1,073,600 principal amount of the 2022 Bridge Note for 12,200,000 shares of our Common Stock, based on the closing stock price on June 28, 2023.

Consulting Services Agreement

Effective March 30, 2023, the Company entered into a Consulting Services Agreement (“Consulting Agreement”) with G2G Ventures (“G2G”), the executive director of which is Joshua Wilson, a director of the Company. Under the Consulting Agreement, G2G will provide executive-level support services to the Company as mutually agreed in one or more statements of work. The Company will pay G2G a monthly retainer of $50,000. The Consulting Agreement may be terminated by either party upon 90 days’ notice.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 26, 2023, certain information with respect to the beneficial ownership of shares of our Common Stock by: (i) each person known to us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock, (ii) each director or nominee for director of our Company, (iii) each of the Named Executive Officers for the fiscal year ended December 31, 2022 identified in the Summary Compensation Table, and (iv) our current directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable. Percentage ownership is based on 100,084,385 shares of our Common Stock outstanding as of September 26, 2023. Shares underlying options or other rights to acquire our Common Stock that are exercisable within 60 days of September 26, 2023 are considered outstanding for the purpose of computing the percentage ownership of the person holding such options or other rights, but are not deemed outstanding for computing the percentage ownership of any other persons. The address of all directors and executive officers is c/o Navidea Biopharmaceuticals, Inc., 4995 Bradenton Avenue, Suite 240, Dublin, OH 43017.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Directors and Executive Officers
Dana Moss (a)	250,000	*
Jill Stefanelli, Ph.D. (b)	250,000	*
John K. Scott Jr. (c)	52,121,115	43.26%
Joshua Wilson (d)		*
Michael S. Rosol, Ph.D. (e)	-	*
Erika L. Eves (f)	-	*

All current directors and executive officers as a group (5 persons)	52,621,115	43.68%

(*)	Less than one percent.
(a)	Ms. Moss was appointed to the Board effective July 11, 2023.
(b)	Dr. Stefanelli was appointed to the Board effective June 1, 2023.
(c)

This amount includes (i) 2,639 shares owned by Mr. Scott’s spouse, (ii) 7,500 shares owned by Mr. Scott’s children, (iii) 32,483 shares that Mr. Scott has the right to receive within 60 days but has elected to defer, (iv) 15,000,000 shares issuable upon conversion of Series I Convertible Preferred Stock and (v) 5,332,800 shares issuable upon exercise of warrants. Mr. Scott will not have the right to convert the Series I Preferred Stock or exercise the warrants to the extent that such conversion or exercise would cause Mr. Scott, together with his affiliates, to beneficially own in excess of 4.99% of the then outstanding common stock following such conversion or exercise. Mr. Scott may be deemed to have shared voting and/or investment power with respect to the 2,639 shares owned by Mr. Scott’s spouse and the 7,500 shares owned by Mr. Scott’s children.

(d)	This amount does not include 30,000 shares of unvested restricted stock.
(e)	Dr. Rosol resigned as Chief Medical Officer effective April 10, 2023.
(f)	Ms. Eves resigned as Vice President, Finance and administration, effective March 31, 2023.

All of our employees and directors, or any of their designees, are prohibited from (i) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or (ii) otherwise engaging in transactions (including “short sales” and arrangements involving a non-recourse pledge of securities), that hedge or offset, or are designed to hedge or offset, any decrease in the market value of shares of our Common Stock granted to such employee or director, or any of their designees, as part of their compensation, or held (directly or indirectly) by such employee or director, or any of their designees.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors, and greater than 10% stockholders, to file reports of ownership and changes in ownership of our securities with the SEC. Copies of the reports are required by SEC regulation to be furnished to us. Based on our review of these reports and written representations from reporting persons, we believe that all reporting persons complied with all filing requirements during the fiscal year ended December 31, 2022, except for: (i) Mr. Scott, who had one late Form 4 filing related to his exchange of preferred stock, and (ii) Mr. Wilson, who had one late Form 3 filing due to delays in obtaining SEC filer codes.

GOVERNANCE MATERIALS AVAILABLE ON OUR WEBSITE

Stockholders may find the following information on the Company’s website at www.navidea.com.

●	Navidea’s Code of Business Conduct and Ethics

●	Management and Board of Director biographies

●	Information regarding securities transactions by directors and officers

●	Standing Committee Charters for Audit Committee and Compensation and Nominating and Governance Committee

STOCKHOLDER PROPOSALS

A stockholder proposal intended for inclusion in the proxy statement and form of proxy for the annual meeting of Stockholders of the Company to be held in 2024 must be received by the Company before June 8, 2024, at its executive offices, Attention: Corporate Secretary. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Exchange Act for presentation at our 2024 annual meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 if notice thereof is received by us after June 8, 2024.

A stockholder who wishes to nominate a candidate for election to the Board of Directors must follow the procedures set forth in Article III, Section 2 of our Bylaws. A copy of these procedures is available upon request from the Company at 4995 Bradenton Avenue, Suite 240, Dublin, OH 43017, Attention: Corporate Secretary. In order for a stockholder to nominate a candidate for the Board of Directors election at the 2024 annual meeting, notice of the nomination must be delivered to the Company’s executive offices, Attention: Corporate Secretary, before June 8, 2024. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.

OTHER BUSINESS

The Board of Directors does not intend to present, and has no knowledge that others will present, any other business during the Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their best judgment.

STOCKHOLDERS SHARING AN ADDRESS OR HOUSEHOLDING

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, only one copy of our proxy materials and our Notice of Internet Availability of Proxy Materials are being delivered to multiple security holders sharing an address, unless we have received instructions to the contrary from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement, our 2022 annual report and our Notice of Internet Availability of Proxy Materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive separate copies, you may write to the Company, c/o Corporate Secretary, Navidea Biopharmaceuticals, Inc. at 4995 Bradenton Avenue, Suite 240, Dublin, Ohio 43017 or call the Company at 614-793-7500.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The Company’s filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided or vote through the Internet or by telephone as described in the enclosed proxy card.

Appendix A

NAVIDEA BIOPHARMACEUTICALS, INC.

2023 EQUITY INCENTIVE PLAN

1.    Purpose; Eligibility.

1.1    General Purpose. The purpose of this 2023 Stock Incentive Plan (as it may be amended or restated from time to time, the “Plan”) of Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board.

1.2    Eligible Award Recipients. The persons eligible to receive Awards are the Employees, Consultants and Directors of the Company.

1.3    Available Awards. Awards that may be granted under the Plan include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, (e) Performance Share Awards, (f) Cash Awards, and (g) Other Equity-Based Awards. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

2.    Definitions.

“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

“Award” means any right granted under the Plan, including an Incentive Stock Option, a Non-qualified Stock Option, a Stock Appreciation Right, a Restricted Award, a Performance Share Award, a Cash Award, or an Other Equity-Based Award.

“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board” means the Board of Directors of the Company, as constituted at any time.

“Cash Award” means an Award denominated in cash that is granted under Section 10 of the Plan.

“Cause” shall have the same meaning as set forth in a Participant’s employment agreement or individual Award with the Company, or, if the Participant does not have an employment agreement with the Company (or the Participant’s individual Award does not otherwise define the term), “Cause” means (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company; (ii) conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute; (iii) gross negligence or willful misconduct with respect to the Company; (iv) material violation of state or federal securities laws; or (v) material violation of the Company's written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

“Change in Control” means and includes each of the following:

(a)    The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any Person that is not a subsidiary of the Company; or

(b)    During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in paragraph (a), paragraph (c) or paragraph (d) of this definition) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)    The acquisition by any Person (other than a Person who is a Ten Percent Stockholder as of the Effective Date) of Beneficial Ownership of 50% or more (on a fully diluted basis) of either (i) the then outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company, (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any subsidiary, (C) any acquisition which complies with clauses, (i), (ii) and (iii) of paragraph (d) of this definition or (D) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant); or

(d)    The consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the entity resulting from such Business Combination (the “Surviving Company”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination; (ii) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company); and (iii) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination.

If a Change in Control constitutes a payment event with respect to any portion of an Award that provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in paragraph (a), (b), (c) or (d) with respect to such Award (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means a committee of one or more members of the Board appointed by the Board to administer the Plan in accordance with Section 3.3 and Section 3.4.

“Common Stock” means the common stock, $0.001 par value per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

“Company” has the meaning set forth in Section 1.

“Consultant” means any consultant or adviser engaged to provide bona fide services to the Company, other than as an Employee or Director (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act).

“Continuous Service” means that the Participant's service with the Company, whether as an Employee, Consultant or Director, is not interrupted or terminated. The Participant's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant's Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to a Director of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence. The Committee or its delegate, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of Continuous Service for purposes of affected Awards, and such decision shall be final, conclusive and binding.

“Deferred Stock Units (DSUs)” has the meaning set forth in Section 8.2(b) hereof.

“Director” means a member of the Board.

“Disability” means, unless the applicable Award Agreement says otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 6.10 hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 6.11 hereof within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company in which a Participant participates.

“Disqualifying Disposition” has the meaning set forth in Section 17.12.

“Dividend Equivalents” has the meaning set forth in Section 8.2(b).

“Effective Date” shall mean date the Plan, as adopted by the Board, is approved by the Company’s stockholders.

“Employee” means any person, including an Officer or Director, employed by the Company; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code. Mere service as a Director or payment of a director's fee by the Company shall not be sufficient to constitute “employment” by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of the Common Stock as determined below. If the Common Stock is listed on any established stock exchange or national market system, the Fair Market Value shall be the closing price of a share of Common Stock on the applicable date as quoted on such exchange or system (or if no sales were reported, the closing price on the date immediately preceding such date). If Common Stock is not listed on an established stock exchange or national market system but is quoted in an over-the-counter market, the Fair Market Value shall be the average of the closing bid and asked prices for a share of Common Stock on the applicable date as reported in such over-the-counter market (or, if there are no closing bid and asked prices as of such date, the average of the closing bid and the asked prices on the date immediately preceding such date). If the Common Stock is not listed on an established stock exchange or national market system or quoted in an over-the-counter market, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.

“Fiscal Year” means the Company's fiscal year.

“Free Standing Rights” has the meaning set forth in Section 7.1.

“Grant Date” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.

“Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option within the meaning of Section 422 of the Code and that meets the requirements set out in the Plan.

“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

“Non-qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Option” means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to the Plan.

“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

“Option Exercise Price” means the price at which a share of Common Stock may be purchased upon the exercise of an Option.

“Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Performance Share Award that is granted under Section 10 and is payable by delivery of Common Stock and/or which is measured by reference to the value of Common Stock.

“Participant” means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon business criteria or other performance measures determined by the Committee in its discretion.

“Performance Period” means the one or more periods of time [not less than one fiscal quarter in duration], as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to and the payment of a Performance Share Award or a Cash Award.

“Performance Share Award” means any Award granted pursuant to Section 9 hereof.

“Performance Share” means the grant of a right to receive a number of actual shares of Common Stock or share units based upon the performance of the Company during a Performance Period, as determined by the Committee.

“Permitted Transferee” means: (a) a member of the Optionholder's immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder's household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests; (b) third parties designated by the Committee in connection with a program established and approved by the Committee pursuant to which Participants may receive a cash payment or other consideration in consideration for the transfer of a Non-qualified Stock Option; and (c) such other transferees as may be permitted by the Committee in its sole discretion.

“Person” means a person as defined in Section 13(d)(3) of the Exchange Act.

“Plan” has the meaning set forth in Section 1.

“Prior Plan” means the Navidea Biopharmaceuticals, Inc. 2014 Stock incentive Plan, as amended and restated from time to time.

“Related Rights” has the meaning set forth in Section 7.1.

“Restricted Award” means any Award granted pursuant to Section 8.

“Restricted Period” has the meaning set forth in Section 8.1.

“Restricted Stock” has the meaning set forth in Section 8.1.

“Restricted Stock Units” has the meaning set forth in Section 8.1.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Appreciation Right” means the right pursuant to an Award granted under Section 7 to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (b) the exercise price specified in the Stock Appreciation Right Award Agreement.

“Stock for Stock Exchange” has the meaning set forth in Section 6.5.

“Substitute Award” has the meaning set forth in Section 4.5.

“Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.

“Total Share Reserve” has the meaning set forth in Section 4.1.

3.    Administration.

3.1    Authority of Committee. The Plan shall be administered by the Committee or, in the Board's sole discretion, by the Board. Subject to the terms of the Plan, the Committee's charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:

(a)    to construe and interpret the Plan and apply its provisions;

(b)    to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(c)    to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d)    to delegate its authority to one or more Officers of the Company with respect to Awards that do not involve “insiders” within the meaning of Section 16 of the Exchange Act;

(e)    to determine when Awards are to be granted under the Plan and the applicable Grant Date;

(f)    from time to time to select, subject to the limitations set forth in this Plan, those eligible Award recipients to whom Awards shall be granted;

(g)    to determine the number of shares of Common Stock to be made subject to each Award;

(h)    to determine whether each Option is to be an Incentive Stock Option or a Non-qualified Stock Option;

(i)    to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment, vesting provisions and any restrictions or limitations on the Award, and to specify the provisions of the Award Agreement relating to such grant;

(j)    to determine the target number of Performance Shares to be granted pursuant to a Performance Share Award, the performance measures that will be used to establish the Performance Goals, the Performance Period(s) and the number of Performance Shares earned by a Participant;

(k)    to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant's rights or increases a Participant's obligations under his or her Award or creates or increases a Participant's federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant's consent;

(l)    to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company's employment policies;

(m)    to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(n)    to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and

(o)    to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

3.2    Committee Decisions Final. All decisions and determinations made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants.

3.3    Delegation. The Committee or, if no Committee has been appointed, the Board may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

3.4    Committee Composition. Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3. However, if the Board intends to satisfy such exemption requirements, with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors. Within the scope of such authority, the Board or the Committee may delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors.

3.5    Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney's fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after the institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

4.    Shares Subject to the Plan.

4.1    Subject to adjustment in accordance with Section 14, the aggregate number of shares of Common Stock which is available for the grant of Awards under the Plan is the sum of: (i) 10,000,000 shares, (ii) the number of shares of Common Stock that remain available for grant under the Prior Plan as of the Effective Date and (iii) the number of shares of Common Stock underlying any awards granted under the Prior Plan that are outstanding as of the Effective Date and which awards expire, terminate or are canceled or forfeited under the terms of the Prior Plan (the “Total Share Reserve”). During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

4.2    Shares of Common Stock available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.

4.3    Subject to adjustment in accordance with Section 14, no more than 10,000,000 shares of Common Stock may be issued in the aggregate pursuant to the exercise of Incentive Stock Options (the “ISO Limit”).

4.4    Any shares of Common Stock subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of shares of Common Stock to which the Award related will again be available for issuance under the Plan. Notwithstanding anything to the contrary contained herein, shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award.

4.5    Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Total Share Reserve; provided, that, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Stock Options shall be counted against the ISO limit. Subject to applicable stock exchange requirements, available shares under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect such acquisition or transaction) may be used for Awards under the Plan and shall not count toward the Total Share Reserve.

5.    Eligibility.

5.1    Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees, Consultants and Directors [and those individuals whom the Committee determines are reasonably expected to become Employees, Consultants and Directors following the Grant Date].

5.2    Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least 110% of the Fair Market Value of the Common Stock on the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date.

6.    Options.

6.1    General. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 6, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The provisions of separate Options need not be identical.

6.2    Term. Subject to the provisions of Section 5.2 regarding Ten Percent Stockholders, no Incentive Stock Option shall be exercisable after the expiration of 10 years from the Grant Date. The term of a Non-qualified Stock Option granted under the Plan shall be determined by the Committee; provided, however, no Non-qualified Stock Option shall be exercisable after the expiration of 10 years from the Grant Date.

6.3    Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, the Option Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

6.4    Exercise Price of a Non-qualified Stock Option. The Option Exercise Price of each Non-qualified Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, a Non-qualified Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

6.5    Consideration. The Option Exercise Price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve, the Option Exercise Price may be paid: (i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; (iv) by any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Option, the exercise price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan.

6.6    Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.7    Transferability of a Non-qualified Stock Option. A Non-qualified Stock Option may, in the sole discretion of the Committee, be transferable to a Permitted Transferee, upon written approval by the Committee to the extent provided in the Award Agreement. If the Non-qualified Stock Option does not provide for transferability, then the Non-qualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.8    Vesting of Options. Each Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. The vesting provisions of individual Options may vary. No Option may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.

6.9    Termination of Continuous Service. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee, in the event an Optionholder's Continuous Service terminates (other than upon the Optionholder's death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Optionholder's Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate.

6.10    Extension of Termination Date. An Optionholder's Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder's Continuous Service for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.2 or (b) the expiration of a period after termination of the Participant's Continuous Service that is three months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.

6.11    Disability of Optionholder. Unless otherwise provided in an Award Agreement, in the event that an Optionholder's Continuous Service terminates as a result of the Optionholder's Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the date 12 months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Award Agreement, the Option shall terminate.

6.12    Death of Optionholder. Unless otherwise provided in an Award Agreement, in the event an Optionholder's Continuous Service terminates as a result of the Optionholder's death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder's death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Optionholder's death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

6.13    Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.

7.    Stock Appreciation Rights.

7.1    General. Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement. Each Stock Appreciation Right so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Stock Appreciation Rights may be granted alone (“Free Standing Rights”) or in tandem with an Option granted under the Plan (“Related Rights”).

7.2    Grant Requirements for Related Rights. Any Related Right that relates to a Non-qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted.

7.3    Term. The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the Grant Date.

7.4    Vesting. Each Stock Appreciation Right may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Stock Appreciation Right may be subject to such other terms and conditions on the time or times when it may be exercised as the Committee may deem appropriate. The vesting provisions of individual Stock Appreciation Rights may vary. No Stock Appreciation Right may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Stock Appreciation Right upon the occurrence of a specified event.

7.5    Exercise and Payment. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of shares of Common Stock subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right or related Option. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee.

7.6    Exercise Price. The exercise price of a Free Standing Right shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of one share of Common Stock on the Grant Date of such Stock Appreciation Right. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common Stock subject to the Stock Appreciation Right and related Option exceeds the exercise price per share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Section 7.2 are satisfied.

7.7    Reduction in the Underlying Option Shares. Upon any exercise of a Related Right, the number of shares of Common Stock for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right has been exercised. The number of shares of Common Stock for which a Related Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option has been exercised.

8.    Restricted Awards.

8.1    General. A Restricted Award is an Award of actual shares of Common Stock (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Committee shall determine. Each Restricted Award granted under the Plan shall be evidenced by an Award Agreement. Each Restricted Award so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

8.2    Restricted Stock and Restricted Stock Units

(a)    Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends; provided that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant's account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.

(b)    The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside funds for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. The Committee may also grant Restricted Stock Units with a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in an Award Agreement (“Deferred Stock Units”). At the discretion of the Committee, each Restricted Stock Unit or Deferred Stock Unit (representing one share of Common Stock) may be credited with an amount equal to the cash and stock dividends paid by the Company in respect of one share of Common Stock (“Dividend Equivalents”). Dividend Equivalents shall be withheld by the Company and credited to the Participant's account, and interest may be credited on the amount of cash Dividend Equivalents credited to the Participant's account at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant's account and attributable to any particular Restricted Stock Unit or Deferred Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit or Deferred Stock Unit and, if such Restricted Stock Unit or Deferred Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.

8.3    Restrictions.

(a)    Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect to such shares shall terminate without further obligation on the part of the Company.

(b)    Restricted Stock Units and Deferred Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units or Deferred Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units or Deferred Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.

(c)    The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock, Restricted Stock Units and Deferred Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units or Deferred Stock Units are granted, such action is appropriate.

8.4    Restricted Period. With respect to Restricted Awards, the Restricted Period shall commence on the Grant Date and end at the time or times set forth on a schedule established by the Committee in the applicable Award Agreement. No Restricted Award may be granted or settled for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting in the terms of any Award Agreement upon the occurrence of a specified event.

8.5    Delivery of Restricted Stock and Settlement of Restricted Stock Units. Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 8.3 and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Participant's account with respect to such Restricted Stock and the interest thereon, if any. Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, or at the expiration of the deferral period with respect to any outstanding Deferred Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock for each such outstanding vested Restricted Stock Unit or Deferred Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 8.2(b) hereof and the interest thereon or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed in the case of Restricted Stock Units, or the delivery date in the case of Deferred Stock Units, with respect to each Vested Unit.

8.6    Stock Restrictions. Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.

9.    Performance Share Awards. Each Performance Share Award granted under the Plan shall be evidenced by an Award Agreement. Each Performance Share Award so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. The Committee shall have the discretion to determine: (i) the number of shares of Common Stock or stock-denominated units subject to a Performance Share Award granted to any Participant; (ii) the Performance Period applicable to any Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions and restrictions of the Award. The number of Performance Shares earned by a Participant will depend on the extent to which the performance goals established by the Committee are attained within the applicable Performance Period, as determined by the Committee.

10.    Other Equity-Based Awards and Cash Awards. The Committee may grant Other Equity-Based Awards, either alone or in tandem with other Awards, in such amounts and subject to such conditions as the Committee shall determine in its sole discretion. Each Equity-Based Award shall be evidenced by an Award Agreement and shall be subject to such conditions, not inconsistent with the Plan, as may be reflected in the applicable Award Agreement. The Committee may grant Cash Awards in such amounts and subject to such Performance Goals, other vesting conditions, and such other terms as the Committee determines in its discretion. Cash Awards shall be evidenced in such form as the Committee may determine.

11.    Securities Law Compliance. Each Award Agreement shall provide that no shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.

12.    Use of Proceeds from Stock. Proceeds from the sale of Common Stock pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.

13.    Miscellaneous.

13.1    Acceleration of Exercisability and Vesting. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

13.2    Shareholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 14 hereof.

13.3    No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company in the capacity in effect at the time the Award was granted or shall affect the right of the Company to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the By-laws of the Company, and any applicable provisions of the corporate law of the state in which the Company is incorporated, as the case may be.

13.4    Transfer; Approved Leave of Absence. For purposes of the Plan, no termination of employment by an Employee shall be deemed to result from either (a) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee's right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject thereto.

13.5    Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, except as otherwise provided by the Committee, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.

14.    Adjustments Upon Changes in Stock. In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the exercise price of Options and Stock Appreciation Rights, the Performance Goals to which Performance Share Awards and Cash Awards are subject, the maximum number of shares of Common Stock subject to all Awards stated in Section 4 will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 14, unless the Committee specifically determines that such adjustment is in the best interests of the Company, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 14 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-qualified Stock Options, ensure that any adjustments under this Section 14 will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 14 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

15.    Effect of Change in Control.

15.1    Unless otherwise provided in an Award Agreement, notwithstanding any provision of the Plan to the contrary:

(a)    In the event of a Change in Control, all outstanding Options and Stock Appreciation Rights shall become immediately exercisable with respect to 100% of the shares subject to such Options or Stock Appreciation Rights, and/or the Restricted Period shall expire immediately with respect to 100% of the outstanding shares of Restricted Stock or Restricted Stock Units.

(b)         With respect to Performance Share Awards, in the event of a Change in Control, all Performance Goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met.

To the extent practicable, any actions taken by the Committee under the immediately preceding clauses (a) and (b) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control with respect to the shares of Common Stock subject to their Awards.

15.2    In addition, in the event of a Change in Control, the Committee may in its discretion and upon at least 10 days' advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other stockholders of the Company. In the case of any Option or Stock Appreciation Right with an exercise price (or SAR Exercise Price in the case of a Stock Appreciation Right) that equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration therefor.

15.3    The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company, taken as a whole.

16.    Amendment of the Plan and Awards.

16.1    Amendment of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 14 relating to adjustments upon changes in Common Stock and Section 16.3, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on stockholder approval.

16.2    Stockholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval.

16.3    Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Consultants and Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.

16.4    No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

16.5    Amendment of Awards. Subject to Section 16.6 below, the Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not affect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

16.6    Limitations on Repricings. Subject to Section 14 and Applicable Laws, the Company may not, without the approval of the stockholders of the Company, (i) amend any outstanding Option or Stock Appreciation Right to provide an exercise price per Share that is lower than the then-current exercise price per share of such Option or Stock Appreciation Right, (ii) cancel any outstanding Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per Share exceeds the Fair Market Value of the underlying Shares (valued in the manner as approved or determined by the Board), or (iii) cancel any outstanding Option or Stock Appreciation Right in exchange for an Option or Stock Appreciation Right with a lower exercise price than such original Option or Stock Appreciation Right.

17.    General Provisions.

17.1    Forfeiture Events. The Committee may specify in an Award Agreement that the Participant's rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant's Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company.

17.2    Clawback. Notwithstanding any other provisions in this Plan, the Company may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any Company policies that may be adopted and/or modified from time to time (“Clawback Policy”). In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with the Clawback Policy. By accepting an Award, the Participant is agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

17.3    Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

17.4    Sub-Plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

17.5    Deferral of Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of shares of Common Stock or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

17.6    Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

17.7    Recapitalizations. Each Award Agreement shall contain provisions required to reflect the provisions of Section 14.

17.8    Delivery. Upon exercise of a right granted under this Plan, the Company shall issue Common Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, 30 days shall be considered a reasonable period of time.

17.9    No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

17.10    Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of Awards, as the Committee may deem advisable.

17.11    Section 409A. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant's termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant's separation from service (or the Participant's death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

17.12    Disqualifying Dispositions. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

17.13    Section 16. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 17.13, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

17.14    Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant's death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant's lifetime.

17.15    Expenses. The costs of administering the Plan shall be paid by the Company.

17.16    Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

17.17    Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

17.18    Non-Uniform Treatment. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

18.    Effective Date of Plan. The Plan shall become effective as of the Effective Date.

19.    Termination or Suspension of the Plan. The Plan shall terminate automatically on November 16, 2023. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 16.1 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

20.    Choice of Law. The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state's conflict of law rules.

As adopted by the Board of Directors of Navidea Biopharmaceuticals, Inc. on September 12, 2023.

Appendix B

FORM OF CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED

Navidea Biopharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.         The name of this Corporation is “Navidea Biopharmaceuticals, Inc.”

2.         This Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as amended and filed with the Secretary of State of the State of Delaware (the “Amended and Restated Certificate of Incorporation”).

3.         Section 4.1 of Article Four of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“4.1 Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue is 605,000,000 shares, consisting of:

(a) 600,000,000 shares of Common Stock, par value $.001 per share (the “Common Stock”);

(b) 5,000,000 shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”).”

4.         The foregoing amendment was duly adopted in accordance with provisions of Section 242 of the General Corporation Law of the State of Delaware.

5.         All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be duly executed this _______ day of ________________, 2023.

NAVIDEA BIOPHARMACEUTICALS, INC. By:

NAVIDEA BIOPHARMACEUTICALS, INC.

Annual Meeting of Stockholders

November 16, 2023, 1:00 P.M.

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Joshua M. Wilson and John K. Scott, Jr. and each of them, severally, with full power of substitution, as proxies for the undersigned, and hereby authorizes them to represent and to vote, as designated below, all the shares of capital stock of Navidea Biopharmaceuticals, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on November 16, 2023 at 1:00 p.m. Eastern Time, or any adjournment thereof, upon the matters specified and such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE TO THE BOARD OF DIRECTORS (PROPOSAL 1), FOR PROPOSALS 2, 4, 5 and 6, 2 YEARS ON PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be signed on reverse side.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote:

FOR the director nominee in Proposal 1

FOR Proposals 2, 4, 5 and 6

2 YEARS on Proposal 3

1.	Election of Directors:

Nominee:

01  John K. Scott, Jr.

☐ FOR the nominee listed above (except as marked to the contrary)

☐ WITHHOLD AUTHORITY to vote for the nominee listed above.

The undersigned may withhold authority to vote for any nominee by lining through or otherwise striking out the name of any nominee.

2.	To approve in an advisory (non-binding) vote the compensation of our named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To approve the frequency of advisory (non-binding) votes on the compensation of our named executive officers.

☐ 3 YEARS	☐ 2 YEARS	☐ 1 YEAR	☐ ABSTAIN

4.	To approve the Navidea Biopharmaceuticals, Inc. 2023 Equity Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.

To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of capital stock from 305,000,000 to 605,000,000 and the authorized number of shares of common stock from 300,000,000 to 600,000,000.

☐ FOR	☐ AGAINST	☐ ABSTAIN

6.	To ratify the appointment of Marcum LLP as our independent registered public accounting firm for 2023.

☐ FOR	☐ AGAINST	☐ ABSTAIN

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

______________________________ Signature ______________________________ Signature (Joint Owners)	___________________________ Date ___________________________ Date